UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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KNOWLES CORPORATION
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NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
March 11, 2021
Dear Fellow Stockholders:
Notice is hereby given that the 2021 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the "2021 Annual Meeting") of Knowles Corporation, a Delaware corporation (including any consolidated subsidiaries thereof, the "Company," "Knowles," "we," "us" and "our") will be held on April 27, 2021 at 9:00 a.m. Central Time. Due to the public health impact of the coronavirus pandemic and to support the health and well being of our shareholders, employees and their families, we have adopted a virtual format for our meeting. We will provide a live webcast of the meeting at www.virtualshareholdermeeting.com/KN2021. You will be able to vote and submit questions online through the virtual meeting platform during the 2021 Annual Meeting. You will not be able to attend the 2021 Annual Meeting in person. For further information about how to participate in the meeting, see "Information About the 2021 Annual Meeting" on page 66 of this Proxy Statement. The principal business of the 2021 Annual Meeting will be the consideration of the following matters:
1.to elect the nine directors named in the attached Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021;
3.to approve, on a non-binding, advisory basis compensation of our named executive officers; and
4.to transact any other business that may properly come before the 2021 Annual Meeting.
All shareholders of record at the close of business on March 1, 2021 (the "Record Date") are entitled to vote at the 2021 Annual Meeting or any postponement or adjournment thereof. We plan to send a Notice of Internet Availability of Proxy Materials on or about March 11, 2020. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible by carefully following the instructions on the Notice of Internet Availability of Proxy Materials. Alternatively, if you have requested written proxy materials, please sign, date and return the proxy card in the return envelope provided as promptly as possible.
Thank you for your continued support of our Company.
On behalf of the Board of Directors,
ROBERT J. PERNA
Secretary
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2021: The Proxy Statement for the 2021 Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in connection with the matters before the 2021 Annual Meeting. Please read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date	April 27, 2021

Time	9:00 a.m. Central Time

Place
The 2021 Annual Meeting will be held online at www.virtualshareholdermeeting.com/KN2021 via live webcast. To participate in the 2021 Annual Meeting, you will need the 16-digit control number included on your proxy card or on your Notice of Availability of Proxy Materials. You will not be able to attend the 2021 Annual Meeting in person.

Record Date
The Board of Directors has set March 1, 2021 as the Record Date for the 2021 Annual Meeting. This means that only shareholders as of the close of business on that date are entitled to receive this notice of the 2021 Annual Meeting and vote at the 2021 Annual Meeting and any adjournments or postponements of the 2021 Annual Meeting. A list of these shareholders will be open for examination by any shareholder electronically during the 2021 Annual Meeting at www.virtualshareholdermeeting.com/KN2021 when you enter your 16-digit control number.

Voting
Shareholders at the close of business on the Record Date will be entitled to vote their shares using the Internet or the telephone or by attending the 2021 Annual Meeting and voting online. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the 2021 Annual Meeting and voting online. For more information on voting, attending the 2021 Annual Meeting virtually and other meeting information, please see "Information about the 2021 Annual Meeting" on page 66 of this Proxy Statement.

AGENDA AND BOARD RECOMMENDATIONS
		Unanimous Board Recommendation	See Page
Proposal 1	Election of nine directors named in this Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified	FOR each nominee	18
Proposal 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021	FOR	29
Proposal 3	Non-binding, advisory vote to approve our named executive officer compensation.	FOR	32

DIRECTOR NOMINEES

Our Board is currently comprised of nine directors. You are being asked to vote on the election of the director nominees listed below for a one-year term. For more information about the background and qualifications of the director nominees, please see "Nominees for Election to the Board" on page 18 of this Proxy Statement.

Name	Age	Independence	Tenure	Committees
Keith Barnes	69	Yes	7 years	Audit Committee Governance and Nominating Committee
Hermann Eul	62	Yes	5 Years	Compensation Committee
Didier Hirsch	69	Yes	6 Years	Audit Committee Governance and Nominating Committee
Ronald Jankov	62	Yes	7 Years	Compensation Committee
Ye Jane Li	53	Yes	3 Years	Audit Committee Governance and Nominating Committee
Donald Macleod	72	Yes	7 Years	Compensation Committee
Jeffrey Niew	54	No	7 Years	N/A
Cheryl Shavers	67	Yes	3 Years	Compensation Committee Governance and Nominating Committee
Michael Wishart	66	Yes	1 Year	Audit Committee

CORPORATE GOVERNANCE HIGHLIGHTS

    Declassification of the Board started at the 2019 Annual Meeting and is completed as of the 2021 Annual Meeting
    Each Board committee is comprised of independent directors
    Separate non-executive Chairman and Chief Executive Officer roles
    Average age of directors is 64
    Board policy limits director membership on other public company boards
    Regular Board, committee and director evaluations
    Highly engaged Board with each director having attended at least 93% of Board meetings in 2020
    Policies prohibiting hedging and pledging of Company stock
    Simple majority voting standard for uncontested director elections with a director resignation policy
    Amended the Charter to eliminate supermajority shareholder vote requirements to amend certain provisions of the Charter and the By-laws

EXECUTIVE COMPENSATION HIGHLIGHTS

Knowles' executive compensation program is designed to achieve the following key objectives:
•Motivate executives to enhance long-term shareholder value;
•Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;
•Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and
•Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.

The following highlights of our executive compensation describe certain practices applicable to our named executive officers ("NEOs") that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOs with those of our shareholders.

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 5x base salary; Other NEOs: 3x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.
✓	We do not grant stock options with an exercise price below fair market value on the date of grant.

EXECUTIVE COMPENSATION HIGHLIGHTS, CONTINUED

We believe the following charts illustrate our pay-for-performance design of our executive compensation program, with a significant portion of annual targeted compensation delivered in the form of variable or at-risk compensation:
Our compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The chart below demonstrates pay-for-performance by comparing the CEO's target and realizable Total Compensation for the last three fiscal years. In years where performance is below expectations, realizable compensation is below target. COVID-19 and its impact on our 2020 performance had a multi-year impact on Mr. Niew's realizable compensation as it effected his 2018 PSU payout, his 2020 base salary, and his 2020 annual incentive payout.
(1)Realizable base salary and AIP values are the actual amounts paid for each year.
(2)Realizable LTI value for each year is based on Knowles 12/31/2020 closing stock price of $18.43. The realizable value for PSUs granted in 2018 was adjusted to reflect the recent payout at 57.9%. The realizable value shown for PSUs granted in 2019 and 2020 (for which the performance period has not ended) assumes payout at 100%.

EXECUTIVE COMPENSATION HIGHLIGHTS, CONTINUED

During 2019, and as previously disclosed, the Compensation Committee approved the following compensation enhancements for the 2020 fiscal year:
•Adopted a weighting of 50% adjusted EBIT and 30% revenue for the financial component of the 2020 annual bonus to align with our business strategy and an increased focus on profitability in our short-term incentive plan;
•Adopted relative total shareholder return as the sole measure for our performance share units to place a greater focus on our relative performance and removed the previous duplication of the revenue measure between our long-term and short-term incentive plans;
•Implemented a new deferred compensation program to enhance our total rewards program and provide a valuable tax planning benefit for eligible employees; and
•Adopted a new executive compensation peer group to expand the number of peers to provide more robust and consistent data.

In addition, due to the unprecedented impact of COVID-19 on our business during the year, many of our executive compensation plans were materially impacted. As the Compensation Committee addressed these unforeseen challenges brought upon by the pandemic, it gave due consideration to the negative impact on Knowles’ stakeholders, including our employees and shareholders. More detailed information on the impact of the COVID-19 on our business performance and executive compensation programs can be found in the "Executive Compensation" section which begins on page 33 of this Proxy Statement.

CORPORATE GOVERNANCE
We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles' corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
Governance Guidelines and Codes
Our Board has adopted written corporate governance guidelines (the "Corporate Governance Guidelines") that set forth the policies and procedures by which the Company and the Board are governed. In addition, our Board and its committees have adopted policies and procedures that govern how the Company and its executives conduct business and manage risk. These documents are available on our website at investor.knowles.com.
Director Independence
Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the New York Stock Exchange ("NYSE"), the SEC and the Board. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director's immediate family members has a material relationship with Knowles, directly or as an officer, shareholder or partner of an organization that has a material relationship with Knowles.
Our Board has determined that each director who served on the Board in 2020, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at investor.knowles.com.
Board Leadership Structure
Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company's strategy and performance. Our CEO is also a member of the Board as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
Risk Oversight
Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company's overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company's strategy and the Company's annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation, compliance and ESG risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal, cybersecurity, enterprise and compliance risks, and reports on its findings and assessments at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company's governance structure and processes and ESG risks and opportunities.
Director Attendance at Shareholders Meetings
Directors are encouraged to attend the annual meeting of the stockholders. All directors attended the 2020 Annual Meeting. All current directors are expected to attend the 2021 Annual Meeting via the virtual platform.
Directors' Meetings
Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Macleod, as Chairman of the Board, presides at these sessions. If Mr. Macleod is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Mr. Barnes, will preside.

Audit Committee Procedures; Disclosure Controls and Procedures Committee
The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm (PwC), our Chief Audit Executive, and management to assess certain matters including the status of the independent audit process and management's assessment of the effectiveness of the Company's internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management maintains a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K, as well as any other material disclosures, to support our disclosure controls and procedures.
Complaints "Hotline" and Communication with Directors
In accordance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("accounting matters") and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles, in care of our Director of Compliance or General Counsel, or through an external service provider, by mail, telephone or via the Internet as described in our Code of Business Conduct and Ethics, which is available on our website at investor.knowles.com. Shareholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels.
Compensation Consultant Independence and Fee Disclosure
The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the Compensation Committee of any advisor retained by the Compensation Committee to assist the Compensation Committee in the discharge of its duties. The policy formalizes the independent relationship between the Compensation Committee's advisors and Knowles, while permitting management limited ability to access the advisors' knowledge of Knowles for compensation matters.
In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the Compensation Committee solely on executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee's independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.
The Compensation Committee's independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee's consultant.
The Compensation Committee has appointed Compensia, Inc. ("Compensia") as its independent compensation consultant. During 2020, Compensia provided no other services to, and had no other relationship with, Knowles. Compensia focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.
Qualifications and Nominations of Directors
The Governance and Nominating Committee considers and recommends to the Board nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our By-Laws, our Corporate Governance Guidelines and the Governance and Nominating Committee's charter. As part of the Board’s succession planning, the Governance and Nominating Committee periodically reviews the skills and experience of each of the current directors and uses a board skills matrix to ensure the Board as a whole appropriately reflects the key attributes, experiences, qualifications and skills most needed to support the Company’s long-term strategy. Upon completion of the Board skills matrix, the Governance and Nominating Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of the director search and nomination effort. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our shareholders.

The Governance and Nominating Committee also considers directors' qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation and Governance and Nominating Committees be independent); the Audit Committee's process of determining the financial literacy of members of the Audit Committee and the qualification of Audit Committee members as "audit committee financial experts;" the qualification of Compensation Committee members as "independent directors" and "non-employee directors;" and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. In consideration of directors' qualifications, the Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its shareholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates.
Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by the Company's shareholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Shareholders who wish to recommend an individual for nomination should send that person's name and supporting information to the Governance and Nominating Committee, in care of the Secretary of Knowles at 1151 Maplewood Drive, Itasca, Illinois 60143. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee, must comply with the procedures in our By-Laws. For more information, please see "Shareholder Proposals and Director Nominations for the 2022 Annual Meeting" on page 70 of this Proxy Statement.
Insider Trading Policy
We maintain an insider trading policy that contains prohibitions on, among other items, officers, directors and employees purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.
Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before expiration.
Prohibition on Hedging, Pledging and Short Sales
The Company prohibits its directors, executive officers, and employees who receive long-term incentive plan awards (and their respective family members) from engaging in any hedging transactions or any form of hedging involving the Company's securities, including short sales, put and call stock options, pre-paid variable forward contracts, equity swaps, collars, and exchange funds. In addition, such persons may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.
Stock Ownership Guidelines
Knowles has stock ownership guidelines for executive officers of 5x base salary for the CEO and 3x base salary for the other executive officers. Executive Officers have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Compensation Committee, in consultation with management, has paid a portion of that executive officer's annual bonus or other awards in shares. Once an individual reaches age 58, the Compensation Committee will have the discretion to relax the applicable guidelines for that executive officer. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual's spouse and/ or children sharing the same household as the individual, shares held through Knowles' 401(k) plan, share units held through Knowles' Deferred Compensation Plan (the "Deferred Compensation Plan"), and the "in-the-money" value of vested, unexercised stock options and stock-settled appreciation rights. As of December 31, 2020, Messrs. Niew, Anderson, Giesecke, Scherp and Cabrera were in compliance with their ownership guideline, and Mr. Perna was on track to meet his ownership guideline within the five-year period.
In addition, to further align the interest of the independent directors of the Board with the Company's shareholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-

employee director is expected to own Company common stock with a value at least equal to 4x the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board. As of December 31, 2020, all of our non-employee directors were in compliance with these guidelines or are expected to be in compliance with these guidelines within such five-year period.
Clawback Policy
The Company has adopted a formal incentive clawback policy, which it believes is reflective of the maturation of Knowles as a public company and indicative of sound corporate governance. In the event of a financial restatement, the Compensation Committee has the authority to require the return, repayment or forfeiture of any performance-based compensation (cash and equity) for a period of up to 24 months after such payment or award was made regardless of fault.

ONGOING SHAREHOLDERS ENGAGEMENT PROGRAM
Our directors and management are dedicated to being responsive and transparent with our shareholders on all topics and have adopted a year-long shareholder engagement approach as shown in the table below.

Spring
Prior to the annual meeting, we solicit shareholder feedback on recent or proposed executive compensation and/or governance changes, as necessary, and we discuss the agenda for the annual meeting.
	Year-Round Engagement	Summer We review shareholder feedback from the spring discussions and the results of the annual meeting and we consider potential executive compensation and/or governance changes.
Winter We review shareholder feedback and we consider potential executive compensation and/or governance changes and our proxy disclosures for the next annual meeting.
Fall
We conduct comprehensive shareholder discussions to highlight developments in and solicit feedback on, our business strategy, recent results, governance matters, Board composition and executive compensation.

During 2020, we reached out to shareholders representing approximately 70% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented over 30% of shares outstanding. Overall feedback from these meetings was positive and supportive of the Company's strategic direction in the areas identified in the chart below.

Key Themes Discussed with Shareholders in 2020
Executive Compensation	•Compensation program structure, metrics, and link between pay and performance •Impact of COVID-19 on long-term incentive programs
ESG	•Upcoming implementation of unified sustainability reporting framework, overseen by the Governance and Nominating Committee of the Board •Commitment to diversity and inclusion
Board Refreshment and Composition	•Independent Board leadership •Skilled Board with recent refreshment
Corporate Governance	•Recent governance enhancements, including declassification of Board and elimination of super majority voting
As a result of these meetings and the approximately 98% support we received from our shareholders on our say-on-pay vote conducted at our 2020 Annual Meeting, the Compensation Committee decided that our 2020 executive compensation program should remain largely consistent with our 2019 program, but that it was appropriate to make certain adjustments to our outstanding long-term incentive programs due to the impact of COVID-19. See "Executive Compensation" for more information on these adjustments.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Environment, Social, and Governance
The Company is committed to conducting business in an ethical, socially responsible and environmentally sustainable manner. Our Board, primarily though its Governance and Nominating Committee, oversees our corporate responsibility and sustainability programs. In addition, we have adopted a number of practices and policies to advance these programs. More information can be found at www.knowles.com in our Corporate Social Responsibility section, including links to reports and documents. The information contained on www.knowles.com is provided for reference only and is not incorporated by reference into this Proxy Statement.
As the sustainability landscape evolves, the Company continues to assess how we can communicate more effectively with investors about our sustainability programs and performance. As part of that process, and with the oversight of the Governance and Nominating Committee, the Company has begun to implement a more unified sustainability reporting framework, including disclosures aligned with industry specific guidelines developed by the Sustainability Accounting Standards Board ("SASB") and other metrics.
    Corporate Governance and Ethical Business Practices
As a socially responsible company, we strive to align our business practices and policies with the needs of our key stakeholders, and to that end we have developed comprehensive governance policies that meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE's listing standards. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and overall corporate governance structure is strengthened by our anonymous and confidential ethics and compliance hotline which allows us to hear our employees' suggestions, concerns or reports of misconduct.
We are committed to respecting human rights and establishing high ethical standards across the Company. We have a Human Rights Policy, which governs all employment and work activities involving our employees in our facilities worldwide. The Human Rights Policy is consistent with the core tenets of the International Labor Organization's fundamental conventions and the United Nations Universal Declaration of Human Rights, and is informed by other internationally recognized standards, including the Responsible Business Alliance. We expect our employees and business partners to abide by the provisions of the Human Rights Policy, which includes principles of non-discrimination, fair compensation and working hours, a ban on child labor, and freely chosen employment. We have also adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at www.knowles.com.
    Social Responsibility
In accordance with our values, we embrace a culture where bright, creative people are expected and celebrated, and everyone's contribution helps drive change and achieve success. We are committed to being a good corporate citizen by supporting the professional development and well-being of our employees and contributing to our community. An important component of achieving this goal is fostering a workplace environment that embraces diversity and inclusion. See "Human Capital Management" below for more information on our diversity and inclusion initiatives.

    Environmental Stewardship
We are dedicated to preserving the environment for future generations and providing a healthy and safe workplace for our employees while promoting our continued success. Through sustainable practices, such as reducing waste, increasing energy efficiency and using renewable materials, we strive to meet the global environmental needs of today and tomorrow. We maintain an Environmental, Health and Safety Policy that reflects our continual efforts to reduce our carbon footprint and to ensure the health, safety and welfare of our employees. In addition, our global management team and workforce have been recognized for initiatives related to our continuing efforts concerning environmental stewardship, including:
•Adopting a Green Materials Policy and Supplier Code of Conduct
•On-site compliance audits of key Tier 1 suppliers
•Programs to ensure low reliance on products likely to contain conflict minerals
•Operating an environmental, health and safety management system that is aligned to the requirements of ISO 14001 and OSHAS 18001
•Implementation of RoHS/REACH Hazardous Material Reduction Programs
•Implementation of the Waste Electrical and Electronic Equipment Directive
•2017 Asia CEO Award for CSR & Green Company of the Year

Human Capital Management
We believe our success is dependent upon attracting, developing and retaining high performing employees at all levels of the organization. Our Chief Human Resources Officer is responsible for developing and executing our human capital strategy, with oversight by the Compensation Committee of our Board of Directors. Key initiatives of the Company with respect to human capital management include:
Recruitment, Training and Development
We utilize a variety of recruitment vehicles to source top talent, including strategic partnerships with search firms, leveraging social media channels, strategic partnerships with universities and industry organizations and a robust employee referral program. We invest in the ongoing training and development of our employees by offering tuition and continuous education reimbursement, leveraging an e-learning platform, and implementing formal mentorship programs. Our Chief Human Resources Officer annually reviews with the Board of Directors our overall talent management strategy and progress.
Commitment to Diversity, Inclusion and Equality
We believe our diverse teams, with their unique ideas, thoughts and perspectives, form the building blocks for our culture of innovation at Knowles. We strive to create and maintain a workplace environment that embraces the diversity of thoughts, ideas, beliefs, and experiences brought by our team members. We recognize that nurturing an inclusive workplace enables us to attract, develop and retain our team members regardless of their race, color, gender identity, language, national origin, religion, orientation or age. As part of our diversity and inclusion strategy, during fiscal year 2020, we launched implicit bias training for our US employees and created a Diversity and Inclusion Council. The Diversity and Inclusion Council is comprised of employees from various areas of the Company along with members of senior management who serve as executive sponsors. The Council is tasked with advising the management team on concrete initiatives we can undertake as an organization to strengthen diversity and inclusion at the Company.
Knowles is also committed to the advancement of women in the workplace and gender diversity in engineering careers. We endeavor to be known as an Employer of Choice for Women in Engineering and have implemented programs with the goal of increasing the representation of women in the engineering community. For example, we have partnered with the University of Illinois at Chicago ("UIC") as a sponsor of their Women in Engineering Summer Program. We have also supported UIC's women engineering students with programs such as academic scholarships, summer internship programs, mentorship programs and full-time employment opportunities. Our goal is to build a pipeline of multi-generational talent and accelerate the development of women engineers into advanced technical and leadership positions at Knowles.

Providing a Competitive Total Rewards Program
To be able to attract and retain the best employees, Knowles provides a competitive total rewards program that incorporates our pay for performance philosophy. Our total rewards program includes market-competitive base pay, broad-based short-term and long-term incentive plans, healthcare benefits, retirement plans, paid time off, family leave and employee assistance programs. Additionally, we are focused on increasing the representation of women in leadership roles at Knowles.
Fostering a Safe Work Environment
We believe it is important to provide a healthy and safe workplace for our employees. We maintain an Environmental, Health and Safety Policy that reflects our goals to not only reduce our carbon footprint, but to ensure the health, safety and welfare of our employees. We provide environmental, health and safety training and instruction at all levels within the company. In addition, throughout the COVID-19 pandemic, we have adopted enhanced safety measures and practices across all of our facilities, including adopting social distancing measures (such as limiting or reducing the number of workers at our sites), enacting enhanced cleaning measures and providing workers with personal protection equipment.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board currently consists of nine directors. Previously, our Board was divided into three classes. However, as a result of the declassification proposal approved by shareholders at the Company's 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting"), all nine of our directors are standing for election at the 2021 Annual Meeting for one-year terms, and there will no longer be any designation by classes. If re-elected at the 2021 Annual Meeting, each of the nine director nominees will have terms of service that expire at the 2022 Annual Meeting of Shareholders (the "2022 Annual Meeting") and they or their successors will stand for election at the 2022 Annual Meeting for one-year terms.
Director Nominee Skills and Experience
The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity along with exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering Board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates. Given the global reach and the complexity of businesses operated by Knowles, the Board also considers multi-industry and multi-geographic experience a significantly favorable characteristic. This blend of Board attributes is summarized in the chart below.

DIRECTOR SKILLS AND EXPERTISE
Qualification/Experience	Barnes	Eul	Hirsch	Jankov	Li	Macleod	Niew	Shavers	Wishart
Strategic Planning	●	●	●	●	●	●	●	●	●
Global/International	●	●	●	●	●	●	●	●	●
Technology Industry Experience	●	●	●	●	●	●	●	●	●
Financial Expertise	●		●	●	●	●	●		●
Sales, Marketing and Brand Management	●	●		●	●		●
Engineering		●		●	●		●	●
Supply Chain		●				●			●
Investment Banking/ Capital Markets	●	●	●						●
Enterprise Risk Management	●	●	●	●	●	●	●	●
Information Technology		●		●	●			●
Public Company Board	●	●	●	●	●	●	●	●	●

Nominees for Election to the Board
The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has determined that Keith Barnes, Hermann Eul, Didier Hirsch, Ronald Jankov, Ye Jane Li, Donald Macleod, Jeffrey Niew, Cheryl Shavers and Michael Wishart meet the Board's standards for director qualifications and has nominated each of them to stand for election to the Board for one-year terms expiring at the 2022 Annual Meeting or until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement. Below we have provided a biography for each of the Board's nominees, including a description of the qualifications, experience, attributes and skills of each such nominee.
The Board of Directors has determined that all of the Board's nominees with the exception of Mr. Niew qualify as independent directors under "NYSE corporate governance listing standards and the Company's Standards for Director Independence (as defined below). All of the Board's nominees have consented to be named in this Proxy

Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors is not aware that any of its nominees will be unwilling or unable to serve as a director. However, if any of the Board's nominees is unable to serve or for good cause will not serve as a director, the Board of Directors may choose a substitute nominee. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The persons named as proxies on the Company's proxy card will vote for the Company's remaining nominees and substitute nominees chosen by the Board.
The enclosed proxy card enables a shareholder to vote "for" or "against" or "abstain" from voting as to each director nominated by the Board. If you vote "abstain" for any director nominee, as opposed to voting "for" or "against" any such director nominee, your shares voted as such will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the vote on Proposal 1. Abstentions and broker non-votes will not constitute votes "for" or votes "against" Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1. Pursuant to our Corporate Governance Guidelines (as defined below), if an incumbent director nominee receives more "against" than "for" votes, such nominee will be required to tender his or her resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the 2021 Annual Meeting, we urge you to date, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2021 Annual Meeting.
The persons named as proxies intend to vote the proxies "FOR" the election of each of the Board's nine nominees, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Director Biographies

Independent Age: 69 Director since: February 2014 Committee(s): Audit; Governance and Nominating (Chair)
KEITH BARNES
Select Business Experience: Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd., a manufacturer of testing equipment for the semiconductor industry. Mr. Barnes served as CEO (from 2006 to 2010) and Chairman of the Board (from 2008 to 2011) of Verigy Ltd. He was formerly Chairman and CEO (from 2003 to 2006) of Electroglas, Inc. and CEO (from 1995 to 2001) of Integrated Measurement Systems, Inc. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.
Other Board Experience: Mr. Barnes is a director (since 2011) and the current chairman of the compensation committee of Viavi Solutions Corporation as well as a director (since 2015) and the current chairman of the compensation committee of Rogers Corporation. Mr. Barnes was previously a director of Mentor Graphics Corporation (from 2012 to 2017); Spansion, Inc. (from 2011 to 2015); Intermec Inc., Verigy Ltd., Cascade Microtech, Inc., Electroglas Inc. and DATA I/O Corporation. He also served as the Vice Chairman (from 2002 to 2003) of the board of directors of the State of Oregon Growth Account.
Skills and Qualifications: Mr. Barnes has extensive experience, including as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. He has had leadership roles in successful spin offs, mergers and acquisitions.

Independent Age: 62 Director since: July 2015 Committee(s): Compensation
DR. HERMANN EUL
Select Business Experience: Dr. Eul served as Corporate Vice President and General Manager (from 2011 to 2016) of Intel Corporation, a multinational technology company, and President and Managing Director (from 2011 to 2015) of Intel Mobile Communications/Intel Deutschland GmbH. Dr. Eul joined Intel Corporation with its acquisition of Infineon Technologies' wireless solutions business. At Infineon, Dr. Eul served as Executive Vice President and a member of the management board (from 2005 to 2011), and was responsible for research and development (as Chief Technology Officer) as well as sales and marketing (as Chief Marketing Officer). Prior to being promoted to Infineon's executive board, he held numerous management positions at Infineon and Siemens (Infineon was spun off from Siemens in 1999).
Other Board Experience: Dr. Eul is currently a non-executive director of VDE (German Industry Association for Electrical, Electronic, and Information Technologies), Tactual Labs, Inc. and Cradle IP LLC (since 2017). In December 2019, Dr. Eul joined the Supervisory Board of ARRI AG. In July 2020, Dr. Eul joined the Supervisory Board of AT&S AG. He previously served on the boards of Acatech, Bundesverband der Deutschen Industrie e.V. (BDI) and Bitkom.
Skills and Qualifications: As a seasoned leader and executive, Dr. Eul has deep knowledge of the Company's Audio segment customers. He is a sought-after semiconductor industry expert who also serves on advisory boards of a variety of technology companies, VC funds and investment banks. Dr. Eul contributes substantial knowledge in the areas of research and development, operations, and sales and marketing. Dr. Eul has a master's degree in electrical engineering and a Ph.D in engineering from Bochum University in Germany. Dr. Eul was also a full professor at the University of Hanover and served as a vocational professor.

Independent Age: 69 Director since: December 2014 Committee(s): Audit (Chair); Governance and Nominating
DIDIER HIRSCH
Select Business Experience: Mr. Hirsch was the Senior Vice President and Chief Financial Officer (from 2010 to 2018) of Agilent Technologies, Inc. ("Agilent"), a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously, he served as Agilent's Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles at Hewlett-Packard Company (from 1989 to 1999).
Other Board Experience: Mr. Hirsch is a director (since 2012) of Logitech International S.A. In June 2020 he joined the Board of Sophia Genetics. He was formerly a director (from 2012 to 2015) of International Rectifier Corporation.
Skills and Qualifications: Mr. Hirsch's qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of two other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

Independent Age: 62 Director since: February 2014 Committee(s): Compensation (Chair)
RONALD JANKOV
Select Business Experience: Mr. Jankov is the founder and CEO (since 2014) of GlobalLink1 Capital, an investment firm. Previously, Mr. Jankov served as the Senior Vice President and General Manager of the Processors and Wireless Infrastructure Division (from 2012 to 2014) of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. Mr. Jankov joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President and CEO (from 2000 to 2012). Prior to that, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp.
Other Board Experience: Mr. Jankov is a director of Xilinx, Inc. (since 2016) and a former director of NetLogic Microsystems Inc. (from 2000 to 2012) and eASIC Corporation (from 2014 to 2016).
Skills and Qualifications: As a successful technology entrepreneur, Mr. Jankov brings valuable insights and a unique perspective into the product, the technology and the market, and also contributes to the strategic vision for Knowles as a result of his expertise in growth via acquisitions and development of innovations. He brings extensive hands-on, deal-making experience through his leadership of several ventures through an initial public offering or a sale to a strategic buyer. Furthermore, as a public technology company CEO, he has developed substantial knowledge, understanding and skill in building and managing a technology company such as Knowles.

Independent Age: 53 Director since: February 2018 Committee(s): Audit; Governance and Nominating
YE JANE LI
Select Business Experience: Ms. Li is a Strategic Advisor (since 2013) at Diversis Capital, LLC, a private equity firm that invests in middle-market companies. She was the Chief Operating Officer (from 2012 to 2015) at Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises. Previously, Ms. Li served as the General Manager (from 2010 to 2012) at Huawei Symantec USA, Inc., a consultant (2009) to The Gores Group, a private equity firm focusing on the technology sector, and the Executive Vice President and General Manager (from 2004 to 2009) at Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. Prior to 2004, Ms. Li held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.
Other Board Experience: Ms. Li is a director (since 2016) of Semtech Corporation, an analog and mixed signal semiconductor company, and ServicePower (since 2017), a privately-held mobile workforce management software solutions company. In May 2020 she joined the Board of CTS Corporation. She was previously a director (from 1998 to 2001) of Women in Cable TV and Telecommunications, a non-profit organization promoting women's leadership in Cable TV and Telecommunications industries.
Skills and Qualifications: Ms. Li's qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies, from telecommunication components and systems, to semiconductor to IT and datacenters, representing a variety of market segments Knowles serves. Her background and experience also provides the Board with invaluable insights into Asian markets, which are important strategic markets for Knowles.

Chairman of the Board Independent Age: 72 Director since: February 2014 Committee(s): Compensation
DONALD MACLEOD
Select Business Experience: Mr. Macleod was the CEO (from 2009 to 2011) of National Semiconductor Corporation ("National Semiconductor"), an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer (from 2001 to 2009) and Chief Financial Officer (from 1991 to 2001).
Other Board Experience: Mr. Macleod has previously served as a director (from 2007 to 2019) of Broadcom Inc. (formerly, Avago Technologies Limited), Chairman (from 2012 to 2017) of the Board of Intersil Corporation and Chairman of the Board (from 2010 to 2011) of National Semiconductor.
Skills and Qualifications: Mr. Macleod's qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and ﬁnance qualiﬁcations and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

Director President and CEO Age: 54 Director since: February 2014
JEFFREY NIEW
Select Business Experience: Mr. Niew is the President & CEO (since 2013) of Knowles. He was formerly the Vice President of Dover Corporation and President and CEO (from 2011 to February 2014) of Dover Communication Technologies. Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and CEO in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.
Other Board Experience: Mr. Niew is a member of the Advisory Board of the University of Illinois College of Engineering. Mr. Niew stepped down from his position as a director of Advanced Diamond Technologies, Inc. in 2020, after serving in that role for over five years.
Skills and Qualiﬁcations: Mr. Niew is Knowles' current CEO and the Board believes it is desirable to have on the Board at least one active management representative to facilitate the Board's access to timely and relevant information and its oversight of the Company's strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles' markets and operating model which he gained during almost 20 years in management positions at Knowles, including 11 years in senior management positions. His broad experience in all aspects of management and Knowles' products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Independent Age: 67 Director since: August 2017 Committee(s): Compensation; Governance and Nominating
DR. CHERYL SHAVERS
Select Business Experience: Dr. Shavers has been the Chairman and CEO (since February 2001) of Global Smarts, Inc., a business advisory services company. She served as Under Secretary of Commerce for Technology (from 1999 to 2001) for the United States Department of Commerce after having served as its Under Secretary Designate in 1999. She has served on the Advisory Boards for E.W. Scripps Company and the Anita Borg Institute for Technology. She also has served in several engineering and managerial roles for Intel Corporation as well as Portfolio Manager of Microprocessor Products Group in Intel Capital prior to 1999.
Other Board Experience: Dr. Shavers is a director (since 2018) of ITT Inc. In January 2021 she joined the Board of Voyager Space Holdings. She was previously the Non-Executive Chairman (from 2001 to 2003) of BitArts Ltd., as well as a director of ATMI, Inc. (from 2006 to 2014), Rockwell Collins, Inc. (from 2014 to 2018) and Mentor Graphics Corporation (from 2016 to 2017).
Skills and Qualifications: Dr. Shavers brings extensive leadership and operations experience as a CEO along with particular experience with developing technology plans and the transition of advanced technology into business opportunities.

Independent Age: 66 Director since: May 2020 Committee(s): Audit
MICHAEL WISHART
Select Business Experience: Mr. Wishart has been the chief executive officer since 2015 of efabless corporation, an early-stage company offering an open platform and marketplace for community-based design of electronics. Mr. Wishart co-founded efabless in 2014 and has served on its board of directors since then. Mr. Wishart previously served as a managing director and advisory director of Goldman, Sachs & Co. from 1999 until he retired in June 2011. From 1991 to 1999, he served as managing director, including as head of the global technology investment banking group for Lehman Brothers. From 1978 to 1980 and from 1982 to 1991 he held various positions in the investment banking division at Smith Barney, Harris Upham & Co.
Other Board Experience: Mr. Wishart served on the board of directors of Spansion Inc. from 2013 until 2015 and of Cypress Semiconductor Corporation from 2015 until 2020, and he currently serves on the board of OneD Material, a private company engaged in the technology transfer and licensing of proprietary silicon-graphite anode material to improve the performance of lithium ion batteries. In addition, Mr. Wishart is a venture partner at Tyche Partners, a venture capital firm focused on hardware-related companies, since 2015.
Skills and Qualifications: Mr. Wishart brings strategy and leadership experience within the global technology industry and insights into capital markets that will benefit Knowles in driving sustainable growth and enhancing shareholder value. He holds a bachelor of science degree from St. Lawrence University and a master of business administration degree from the Stanford Graduate School of Business.

Overview of the Board and Board Committees
All of our directors, with the exception of our CEO Mr. Niew, qualify as independent directors under New York Stock Exchange ("NYSE") corporate governance listing standards and the Company's Standards for Director Independence available on our website at investor.knowles.com.
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules, is "financially literate" as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board has also determined that each member of the Compensation Committee meets the definition of "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.
Our Board met six times in 2020 and each director attended at least 93% of the Board and committee meetings held while such director was a member of the Board or the relevant committee. The table below sets forth a summary information about our current Board of Directors.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Keith Barnes	✓		Chair
Hermann Eul		✓
Didier Hirsch	Chair		✓
Ronald Jankov		Chair
Ye Jane Li	✓		✓
Donald Macleod*		✓
Jeffrey Niew
Cheryl Shavers		✓	✓
Michael Wishart	✓
* Chairman of the Board

Audit Committee
The primary functions of the Audit Committee include:
•Selecting and engaging our independent registered public accounting firm ("independent auditors");
•Overseeing the work of our independent auditors and our internal audit function;
•Overseeing our compliance with legal and regulatory requirements;
•Approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the Audit Committee;
•Reviewing with management and the independent auditors the audit plan and results of the auditing engagement;
•Reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting; and
•Reviewing at least annually the Company cybersecurity and other information technology risks, control and procedures.
The Audit Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Audit Committee met four times in 2020.

Compensation Committee
The Compensation Committee, together with our independent directors, reviews the Company's compensation philosophy and oversees the Company's policies and strategies related to human capital management, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, diversity and employment practices. The Compensation Committee also:
•Approves compensation for our CEO and non-CEO executive officers;
•Grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;
•Approves changes to our compensation plans;
•Reviews and recommends compensation for the Board; and
•Supervises the administration of the compensation plans.
The Compensation Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Compensation Committee met five times in 2020.
Governance and Nominating Committee
The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:
•Identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board;
•Makes recommendations to our Board concerning the structure and membership of the committees of the Board;
•Prepares policies and procedures for the selection of a new CEO in the event of an emergency or the retirement of the CEO and assist the Board with fulfilling its responsibilities relating to CEO succession planning; and
•Advises the Board on the whole as to corporate social responsibility, environmental and governance matters.
The Governance and Nominating Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Governance and Nominating Committee met four times in 2020.

Board, Committee, and Individual Director Evaluations

Our Board recognizes the critical role that Board, Committee and Director evaluations play in ensuring the effective functioning of our Board. Accordingly, the Board regularly evaluates its performance and the effectiveness of its Committees through self-assessments, corporate governance reviews and periodic charter reviews. In addition, the Governance and Nominating Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

The Governance and Nominating Committee oversees the implementation of individual director evaluations, the objective of which is to have a substantive dialogue with the director being evaluated to help the director be a more effective member of the Board. Under the current process adopted by the Governance and Nominating Committee, each year approximately one-third of the directors are evaluated. The Chairman of the Board and the Chair of the Governance and Nominating Committee jointly conduct the evaluations, using Board members or an external consultant or legal counsel, and privately discuss the performance of each director that is slated to be evaluated through individual interviews with all the other members of the Board. A summary of the feedback is then provided to each director being evaluated and communicated to the Governance and Nominating Committee as a whole. In the event either the Chairman of the Board or the Chair of the Governance and Nominating Committee are slated to be evaluated, their evaluations are jointly conducted by the Chair who is not being evaluated and either the Chair of the Compensation Committee or the Chair of the Audit Committee.
Procedures for Approval of Related Person Transactions
We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our more than 5% shareholders have a material interest. Should such a proposed transaction or series of similar transactions involve any such person and in an amount that exceeds $120,000, the transaction would be reviewed by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website.
Under the procedures, our General Counsel determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If the proposed transaction is immaterial or it is impractical to postpone the proposed transaction until the next meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee decides whether to (i) approve the transaction and report the transaction at the next meeting of the Governance and Nominating Committee or (ii) call a special meeting of the Governance and Nominating Committee to review the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the Governance and Nominating Committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.
Directors' Compensation
We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.
For 2020, non-employee director compensation was set as follows:
*An annual retainer of $235,000, payable $65,000 in cash and $170,000 in stock;
*Chairman of the Board — additional retainer of $50,000, payable in cash; and
*Committee Chairs — additional retainer of $15,000 for the Audit Committee Chair and $12,500 for the Compensation Committee and Governance and Nominating Committee Chairs, payable in cash.
Non-employee directors are also reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.
Each non-employee director serving as of the 2020 Annual Meeting received the stock portion of his or her annual retainer in the form of a grant of 11,897 RSUs on May 6, 2020, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on May 6, 2021.

Due to the uncertainties involved in evaluating the effects of COVID-19 pandemic on the Company and its markets, in April 2020 the Board approved a reduction in the cash portion of director compensation as part of the Company's efforts to mitigate the financial impact of the pandemic. In late July, based on the Company's performance, the Board, on the recommendation of the Compensation Committee, restored the cash portion of the annual retainer for non-employee directors effective October 1, 2020. The adjusted amounts are reflected in the table below.
2020 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2020 to non-employee directors who served on the Board during the year. For information on the compensation paid to Mr. Niew, please see the "Summary Compensation Table" on page 50 of this Proxy Statement and the related tables and narratives under "Executive Compensation" beginning on page 33 of this Proxy Statement. Mr. Niew does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith Barnes	73,438	170,008	243,446
Hermann Eul	60,938	170,008	230,946
Didier Hirsch	75,938	170,008	245,946
Ronald Jankov	73,438	170,008	243,446
Ye Jane Li	60,938	170,008	230,946
Donald Macleod	110,938	170,008	280,946
Cheryl Shavers	60,938	170,008	230,946
Michael Wishart(2)	58,013	261,515	319,528
__________
(1)In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSUs granted to non-employee directors during 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("FASB ASC 718"). The grant date fair value is measured based on the closing price of our common stock on the date of grant.
(2)Mr. Wishart joined the Board on May 15, 2020 and on that day he received a prorated annual director equity grant of 12,433 RSUs and a new director RSU grant with a grant date fair value of $100,000 (7,699 RSUs), both scheduled to vest on May 15, 2021.

2020 Outstanding Stock Awards for Directors Table
The following table shows the number of shares subject to outstanding stock awards as of December 31, 2020 held by each non-employee director.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/2020(1)
Keith Barnes	48,052
Hermann Eul	11,897
Didier Hirsch	11,897
Ronald Jankov	11,897
Ye Jane Li	11,897
Donald Macleod	22,253
Cheryl Shavers	11,897
Michael Wishart	20,132
__________
(1)Pursuant to a Nonemployee Director Deferral Program adopted by the Compensation Committee on February 28, 2014, each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of service as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 36,155 shares and Mr. Macleod has deferred receipt of 10,356 shares.

PROPOSAL 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for the fiscal year ending December 31, 2021. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are expected to be present at the 2021 Annual Meeting via the virtual platform and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the 2021 Annual Meeting.
Although shareholder ratification of PwC's appointment is not required by Knowles' By-Laws or otherwise, our Board is submitting the ratification of PwC's appointment for 2021 to Knowles' shareholders because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders’ vote. Even if the selection of PwC is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.
The persons named as proxies intend to vote the proxies "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for 2021, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Audit Committee Report
In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2020.
The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles' management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles' independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.
Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles' 2020 financial statements. The Audit Committee met with PwC, with and without Knowles' management present, to discuss the results of PwC's examination, their assessment of Knowles' internal control over financial reporting and the overall quality of Knowles' financial reporting.
The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles' 2020 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.
The Audit Committee also (1) discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board and the SEC, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC's objectivity and independence.
Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2020 be included in Knowles' Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee:	Didier Hirsch (Chair) Keith Barnes Ye Jane Li Michael Wishart

Fees Paid to Independent Registered Public Accounting Firm
The independent registered public accounting firm of the Company during the year ended December 31, 2020 was PwC. All PwC services during 2020 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC's aggregate fees, rounded to the nearest hundred dollars, during 2020 and 2019 are set forth in the table below:

Type of Fee	Year Ended December 31, 2020 ($)	Year Ended December 31, 2019 ($)
Audit Fees(1)	1,826,500	2,006,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	4,500	4,500
__________
(1)Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC.
(2)Other fees include fees for advisory services related to licensing accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.
The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC rules and regulations on auditor independence.

PROPOSAL 3 —	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Knowles is offering our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of NEOs as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" vote, gives our shareholders the opportunity to express their views on our NEOs' compensation. We currently intend to submit this say-on-pay vote to our shareholders annually, based on the recommendation of the Compensation Committee and in consideration of the shareholder vote on the frequency of say-on-pay votes that was taken at last year's annual meeting.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles' compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance, and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.
This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the 2021 Annual Meeting:
"RESOLVED, that Knowles' shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles' Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The persons named as proxies intend to vote the proxies "FOR" the approval of the compensation of our NEOs, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE "FOR" THE RESOLUTION TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis — Executive Summary
Introduction
The Compensation Discussion and Analysis ("CD&A") discusses the 2020 compensation paid to Knowles’ executive officers who are identified as named executive officers below ("NEOs"). The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the named executive officers.
The Compensation Committee is committed to designing an executive compensation program that pays for delivering performance, with reduced payouts when performance falls short of expectations. Furthermore, the Compensation Committee values our shareholders' feedback and will incorporate changes it deems appropriate.
We have provided additional information in this CD&A related to the impact of the COVID-19 pandemic on our business and compensation decisions. The COVID-19 pandemic brought unique circumstances that provided additional context for many of the Compensation Committee’s decisions. Throughout 2020, and into 2021, the impact of the COVID-19 pandemic has remained at the forefront of the Compensation Committee’s discussions about executive compensation.
Named Executive Officers

2020 Named Executive Officers
Jeffrey S. Niew	President & CEO
John S. Anderson	Senior Vice President & Chief Financial Officer
Daniel J. Giesecke	Senior Vice President & Chief Operating Officer
Robert J. Perna	Senior Vice President, General Counsel & Secretary
Raymond D. Cabrera	Senior Vice President, Human Resources & Chief Administrative Officer
Christian U. Scherp (1)	Senior Vice President, Global Sales
Michael S. Polacek (2)	Former President, Intelligent Audio
__________
(1)Christian U. Scherp ceased being an executive officer as of April 27, 2020 when he transitioned from the role of President, Performance Audio to Senior Vice President, Global Sales.
(2)Michael S. Polacek ceased being an executive officer on July 27, 2020 and his termination date was February 26, 2021.

Business Highlights

Impact of COVID-19 Pandemic
The World Health Organization officially declared COVID-19 a global pandemic in March 2020. Government efforts throughout the world to slow the spread of COVID-19 led to a sudden and significant decline in global economic activity that had a significant impact on Knowles. It resulted in a worldwide business disruption, which affected the markets we serve and our business operations. Our Hearing Health business, where we are a leading supplier of components to hearing aid manufacturers, saw weakened demand as audiologists’ offices remained closed due to government-mandated shutdowns and the business’ heavy reliance on demand from older adults who are at higher risk for COVID-19. Our MEMS microphone business experienced weaker demand in the mobile and non- mobile markets, which was partially offset by strength in the compute market due to work from home and remote schooling trends. This lower demand coupled with government restrictions and shutdowns at our different manufacturing facilities, particularly in China, Malaysia and the Philippines where approximately 74% of our 7,000 global employees are located, led to our factories running below capacity for a much of the year. COVID-19 also affected our Precision Devices business, more specifically in the MedTech market, where we supply high performance capacitors that are used in implantable devices and medical equipment. Demand was impacted as hospitals deferred elective procedures to slow the spread of the virus and to free up additional resources and capacity for COVID-19 patients.
We implemented enhanced safety and sanitation measures to protect our employees and their families, which was our top priority (including, but not limited to, reduced business travel, having office workers work remotely, daily health screens, providing personal protective equipment, and social distancing protocols). To help mitigate the impact to our business, we focused on reducing operating expenses, controlling capital expenditures, and managing working capital. In support of our efforts to reduce operating expenses we temporarily reduced salaries of employees from April 1, 2020 to October 1, 2020, including the CEO and named executive officers (see “2020 Compensation Highlights”), and reduced the cash compensation of our Board of Directors. In addition, we implemented a global workforce reduction, while still preserving our ability to execute both our operating and strategic plans.
To date, our facilities are currently operating with limited restrictions and the majority of our office workers have now returned to our facilities. In locations where public health protocols have accommodated returning to work at our facilities, we have implemented additional safety measures, including increased frequency in cleaning and disinfecting as well as hygiene and social distancing practices.

Performance Highlights
The COVID-19 pandemic brought on unique and unprecedented challenges to our business. However, we continued to execute our operating and strategic plans, which is a testament to the resiliency and resolve of the global team. Our Asia and US manufacturing facilities overcame the initial government-mandated mobility restrictions to deliver products to our customers. Our engineering organization continued to innovate and advance our technology including progress with our fully automated receiver production line and our next generation MEMS microphones. We delivered a strong second-half and remain confident in our strategy to deliver high value, differentiated solutions to a diverse set of growing end markets.
We finished 2020 with total company revenue of $764 million, which was down approximately 10.6% from 2019, and an adjusted EBIT1 of $79 million, which was down approximately 37.5% from 2019. COVID-19 had the most severe impact on our Hearing Health and MedTech businesses in 2020, which were down in aggregate by approximately 17% in revenue from 2019 levels. After sales bottomed in Q2, we saw strong sequential growth in Q3 and Q4, finishing the year with revenue higher than the year ago period ($243 million in Q4 2020 versus $234 million in Q4 2019). During the second half of 2020, we saw stronger-than-expected MEMS microphone demand in multiple end markets and improving trends in Hearing Health solutions. Additionally, despite the headwinds from the MedTech market, we were able to grow year-over-year sales within our Precision Devices business with growth in the electric vehicle, defense and industrial markets.
As discussed, we took significant actions to reduce operating expenses, control capital expenditures and manage working capital. We re-evaluated all projects across the company, identifying those projects with the best potential given the adjusted market conditions. Where appropriate, we took steps to reduce costs. The goal was to make sure we maintained a strong balance sheet with ample liquidity, while meeting our short-term commitments and supporting the long-term potential of the business.
As a result of these efforts, we generated strong cash flow from operations of approximately $128 million for the year.

1 For additional information regarding and reconciliation of this non-GAAP financial measure, see Appendix A.

2020 Compensation Highlights

Previous Compensation Actions
As previously disclosed, the Compensation Committee approved several compensation enhancements in 2019 for the 2020 fiscal year:
•Adopted a weighting of 50% adjusted EBIT and 30% revenue for the financial component of the 2020 annual bonus to align with our business strategy and an increased focus on profitability in our short-term incentive plan;
•Adopted relative total shareholder return as the sole measure for our performance share units to place a greater emphasis on our relative shareholder performance and removed the previous duplication of the revenue measure between our long-term and short-term incentive plans.
•Implemented a new deferred compensation program to enhance our total rewards program and provide a valuable tax planning benefit for eligible employees; and
•Adopted a new executive compensation peer group to expand the number of peers to provide more robust and consistent data.

Impact of COVID-19 Pandemic
Due to the unprecedented impact of COVID-19 on our business during the year, many of our executive compensation plans were materially impacted. As the Compensation Committee addressed these unforeseen challenges brought upon by the pandemic, it gave due consideration to the negative impact on Knowles’ stakeholders, including our employees and shareholders.

Base Salary
•The base salaries for Mr. Niew, Mr. Anderson, Mr. Scherp, Mr. Perna, Mr. Cabrera and Mr. Polacek remained unchanged from 2019 levels. At its February meeting, the Compensation Committee approved an increase to the base salary for Mr. Giesecke from $357,500 to $400,000, to reflect the impact of his role within the company and align with internal peers. This increase was delayed until October 1, 2020, given the impact of COVID-19 on the business.
•Consistent with actions approved by management for employees, the base salaries for the executive officers (including NEOs) were temporary reduced by 10% between April 1, 2020 and October 1, 2020. The base salary of our CEO, Mr. Niew, with support of the Board of Directors, was also reduced by 15% during this same time period. Finally, the cash retainer of our Board of Directors, were reduced by 15% during this same time period.

Annual Incentive

•Given the uncertainty of the COVID-19 pandemic at the time, the impact it was having on the Knowles’ business and lack of visibility to the remainder of 2020, the Compensation Committee agreed to establish first-half (January to June) and second-half (July to December) financial goals for the 2020 fiscal year.

•Goals for the first-half were reviewed and set earlier in the year, while the goals for the second-half were reviewed and set at the Compensation Committee’s mid-year meeting, which allowed it to reflect on performance during the first-half and gain more visibility into the second half of the year. With greater visibility into the second half and a business that was beginning to rebound, the Compensation Committee established more aggressive goals and increased the payout opportunity.

•However, with both revenue and adjusted EBIT projected to come in below pre-pandemic 2019 levels, the payout opportunity for financial goals for each half were capped (25% and 50%, respectively) to limit the total maximum potential payout for financial goals to 75% for the year.
•Mr. Niew’s 2020 annual bonus was paid at 74.8% of target; and
•2020 annual bonuses for each of the other NEOs ranged from 70.3% to 79.8% of target.

Long-Term Incentives
2018 PSUs
The 2018 PSU award granted in February 2018 completed its original 3-year performance period as of February 1, 2021. Under the original plan design, the PSU payout was based upon a 3-year revenue goal with a 3-year stock price modifier. The Company was tracking above target for the 2018 PSU award through the first two years of the performance period. However, due to the adverse impact to fiscal year 2020 revenues from COVID-19, the Compensation Committee determined that the revenue threshold was unattainable for the 2018-2020 performance period. To address the loss of retentive and incentive value due to the impact of COVID-19 on the Company's financial results, which could not have been foreseen when the 2018 PSUs were awarded, the Compensation Committee determined it appropriate to modify the 2018 PSUs.
In considering potential alternatives for modifications, the Compensation Committee considered various factors, including (i) the Company’s above target performance for the first two years of the performance period, (ii) the important steps taken by the NEOs and other employees to manage our business through the pandemic, and (iii) the need to ensure that we retain and motivate key employees to successfully drive our business forward beyond the pandemic to create additional long-term value for our shareholders. The PSU component is an important part of the Company’s compensation program and is designed to motivate shareholder value creation and align our executives with the interests of our shareholders. In addition, the Compensation Committee consulted with its independent advisor, Compensia, Inc. ("Compensia").
Finally, during 2020, we reached out to shareholders representing approximately 70% of shares outstanding and conducted meetings with investors who accepted our invitations, representing approximately 30% of our shares outstanding. The Chairman of the Board and the Chair of the Compensation Committee of Knowles led these meetings with investors. At these meetings, in addition to topics on ESG, Board Composition, and Corporate Governance, specific feedback was sought on the various alternatives that the Compensation Committee was reviewing given the impact of COVID-19 on the performance goals for the outstanding PSU grants. This feedback was an important consideration in the Compensation Committee’s decision to adjust outstanding PSU grants.
After taking into consideration outside feedback and the Company’s strong performance in the second half of 2020, the Compensation Committee adjusted the performance period under the 2018 PSU from a singular, three-year period to three, one-year periods to isolate the impact that COVID-19 had on the Company’s 2020 performance. The Compensation Committee used the original Compounded Annual Growth Rates ("CAGRs") used to establish the original 3-year revenue and the 3-year stock-price modifier goals to set single year revenue and stock-price modifier goals for 2018, 2019 and 2020. Each year of the performance period, 2018, 2019, and 2020 was measured independently against the revenue and stock-price modifier goals. Additionally, given the impact that our 2020 performance had to our shareholders, the Compensation Committee decided to overweight the performance year of 2020 at 50 percent and 2018 and 2019 only at 25% each. Based on this approach, the Compensation Committee approved an aggregate payout of 57.9% for the 2018 PSUs. The following table shows the performance by year:

2019 PSUs
In addition, our 2019 PSUs (with a 2019-2021 performance period) also has a 3-year revenue goal as its primary performance measure. Due to the impact of COVID-19 on our revenue, the Compensation Committee determined that the revenue goals for the 2019 PSUs are unattainable. Similar to its approach for the 2018 PSUs, the Compensation Committee adjusted the performance period under the 2019 PSUs from a singular, three-year period to three, one- year periods. Each period will be weighted one-third as the Company still faces challenges presented by the COVID- 19 pandemic into 2021. Revenue goals for the first two years of the performance period (2019 and 2020) were established using the original CAGRs approved by the Compensation Committee to establish the original 3-year revenue goals. The Compensation Committee established a new revenue goal for the 2021 performance period, which the Compensation Committee believes is rigorous and requires meaningful performance to achieve, and is aligned with the Company’s 2021 business strategy. The 2019 PSU award has a relative total shareholder return modifier that compares Knowles performance to the component companies of the S&P Semiconductor Select Index. For the 2021 performance period, the r-TSR modifier has been capped at 100%, so the r-TSR modifier will not increase the payout based on revenue performance but the payout may be decreased if our r-TSR performs below the benchmark. The Compensation Committee believes that the revised 2019 PSU program continues to align our compensation program with the long-term interests of our shareholders, and will continue to support our objectives of actual pay levels being commensurate with actual annual and multi-year performance outcomes.
Shareholder Support on Executive Compensation
At the 2020 annual meeting, approximately 98% of the shareholders voting at the meeting approved, on an advisory basis, the compensation paid to Knowles’ named executive officers in 2019. This was the highest level of support we have received since the year that we spun-off from Dover Corporation in 2014. In addition, approximately 91% of the shareholders voting at the 2020 annual meeting voted that future advisory votes to approve our named executive officer compensation should occur every year. The Compensation Committee will continue to consider shareholder feedback and the results of say-on-pay votes when making future compensation decisions.
In addition, we reached out to shareholders representing approximately 70% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented approximately 30% of our shares outstanding. The Chairman of the Board and the Chair of the Compensation Committee of Knowles led these meetings with investors. At these meetings, in addition to topics on ESG, Board Composition, and Corporate Governance, specific feedback was sought on the various alternatives that the Compensation Committee was reviewing given the impact of COVID-19 on the performance goals for the outstanding PSU grants. This feedback was an important consideration in the Compensation Committee’s decision to adjust outstanding PSU grants.
2021 Compensation Adjustments
Based on our shareholder advisory vote on executive compensation, as well as input gained during shareholder outreach, the Compensation Committee determined that our current executive compensation program is well aligned with shareholder interests and expectations. However, as part of our continual review of our executive compensation programs, to ensure our program facilitates our ability to attract and retain key talent and that our incentive design is aligned with our strategic goals we approved several enhancements, including the following, which all take effect in 2021:
•Replaced adjusted EBIT with gross margin in our annual incentive plan for the financial component of the 2021 annual incentive to align with our business strategy and an increased focus on profitability. Gross margin will be weighted 50% and revenue will be weighted 30%.
•Replaced the benchmark companies used to compare our relative total shareholder performance in our performance share unit plan from the component companies in the S&P Semiconductor Select Index to the component companies in the Russell 2000 Index. Knowles is a member of the Russell 2000 and it represents a broader, more diversified index that aligns with our strategy of delivering high value, differentiated solutions to a diverse set of growing end markets. Additionally, there is closer financial comparability between Knowles and the companies in this index. This change is effective with our 2021 PSU awards and will be applied to our previously granted 2020 PSU awards, which are both based 100% on relative total shareholder return performance. With respect to the 2021 PSU awards, we also applied a holding period for the one-year period following settlement of the PSUs and capped the value at payout at five times the target number of PSUs times the grant date closing price.
•Approved a new LTI mix for executive officers from 50% PSUs, 25% RSUs and 25% stock options to 50% PSUs and 50% RSUs to align with market competitive practice among our peers, where stock options are less prevalent.

•Approved an increase in Mr. Niew’s 2021 LTI target from $3,400,000 to $3,700,000. This is the first LTI target increase for Mr. Niew since 2017. In addition, Mr. Niew has not received an increase to his base salary or annual incentive target amount since 2016. With the increase in LTI target, the PSU portion was also increased from 50% to 55%. Mr. Niew’s LTI mix for 2021 will be 55% PSUs and 45% RSUs, which affirms our pay for performance approach.
•For the other NEOs, approved an increase in Mr. Giesecke’s 2021 LTI target, which was increased from $750,000 to $800,000. Mr. Giesecke’s LTI mix for 2020 will be 50% PSUs and 50% RSUs consistent with the other named executive officers. Approved base salary and annual incentive target increases for Mr. Cabrera from $306,000 to $335,000 and 50% to 60%, respectively, to align with the market median. Mr. Cabrera had not received increases to his base salary and annual incentive since 2016. All other NEOs compensation targets remain unchanged from 2020 levels.

Executive Compensation Program Best Practices
The following highlights of our executive compensation describe certain practices applicable to the NEOs that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOs with our shareholders:

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 5x base salary; Other NEOs: 3x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.
✓	We do not grant stock options with an exercise price below fair market value on the date of grant.

2020 Executive Compensation Program Structure
Knowles' executive compensation program is designed to achieve the following key objectives:
◦Motivate executives to enhance long-term shareholder value;
◦Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;
◦Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and
◦Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.
The following table describes the structure of the 2020 compensation program.

Pay Element	Purpose	Percent of Total	Characteristics
Salary (See page 41)	Provide a competitive level of fixed compensation to attract and retain talented executives	CEO: 13% Other NEOs (average): 28%	Cash - Determined based on executive's responsibilities, performance, skills and experience relative to market data
Annual Incentive (See pages 42-45)	Motivate and reward executives for achieving financial and individual performance goals	CEO: 16% Other NEOs (average): 18%
Cash
- Award based on achievement of pre-established financial goals (80%) and individual strategic objectives (20%)
- Individual strategic objectives are measured based on specific criteria identified at the beginning of the year

Long-Term Incentive (See page 46)	Motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives	CEO: 71% Other NEOs (average): 54%
PSUs
- 50% of LTIP target grant value
- 3-year relative total shareholder return ("r-TSR") payout performance measure
- Relative TSR is measured against companies in the Russell 2000 Index
- No payout if r-TSR is below 25th percentile of benchmark companies
Stock Options and RSUs
- Each represents 25% of LTIP target grant value
- Vesting over three-year period subject to continued employment

Pay-for-Performance
Pay-for-performance is a core tenet of Knowles' executive compensation program. Knowles' focus on pay-for- performance is best demonstrated through the structure of our executive compensation program, where the majority of executive pay is at risk and variable based on a combination of annual and long-term performance requirements and Knowles' stock price performance. As shown below for 2020, 87% percent of Mr. Niew's target compensation and, on average, 72% percent of the target compensation for the other NEOs was subject to performance. In addition, 71% of Mr. Niew's target compensation and, on average, 54% of the target compensation for the other NEOs was equity-based and, therefore, aligned with interests of shareholders.

Our compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The chart below demonstrates pay-for-performance by comparing the CEO's target and realizable Total Compensation for the last three fiscal years. In years where performance is below expectations, realizable compensation is below target. COVID-19 and its impact on our 2020 performance had a multi-year impact on Mr. Niew's realizable compensation as it effected his 2018 PSU payout, his 2020 base salary, and his 2020 annual incentive payout.
(1)Realizable base salary and AIP values are the actual amounts paid for each year.
(2)Realizable LTI value for each year is based on Knowles 12/31/2020 closing stock price of $18.43. The realizable value for PSUs granted in 2018 was adjusted to reflect the recent payout at 57.9%. The realizable value shown for PSUs granted in 2019 and 2020 (for which the performance period has not ended) assumes payout at 100%.

2020 NEO Total Target Compensation Overview
The table below presents the total target compensation by element for each NEO for the 2020 executive compensation program. For more information on these elements of compensation, please see "2020 NEO Compensation Decisions" below.

2020 Total Target Compensation by Element
Executive	Base Salary (1)	Target Annual Incentive	Long-term Incentive	Total
Jeffrey Niew	$650,000	$780,000	$3,400,000	$4,830,000
John Anderson	$414,000	$289,800	$1,000,000	$1,703,800
Daniel Giesecke	$400,000	$280,000	$750,000	$1,430,000
Robert Perna	$430,000	$258,000	$700,000	$1,388,000
Raymond Cabrera	$306,335	$153,168	$600,000	$1,059,500
Christian Scherp	$425,000	$297,500	$750,000	$1,472,500
Michael Polacek	$450,000	$315,000	$750,000	$1,515,000
__________
(1)The base salary is showing as target annual base and does not reflect the COVID-related reductions.

2020 NEO Compensation Decisions
This section describes 2020 NEO pay decisions with respect to base salary, annual incentive opportunity and long-term incentive opportunity.
Base Salary

Executive	2019 Base Salary	2020 Base Salary (1)
Jeffrey Niew	$650,000	$650,000
John Anderson	$414,000	$414,000
Daniel Giesecke (2)	$357,500	$400,000
Robert Perna	$430,000	$430,000
Raymond Cabrera	$306,335	$306,335
Christian Scherp	$425,000	$425,000
Michael Polacek	$450,000	$450,000
__________
(1)The base salary is showing as target annual base and does not reflect the COVID-related reductions.
(2)Mr. Giesecke received an increase from $375,500 to $400,000 effective October 1, 2020 to reflect the impact of his role within the company and align with internal peers.

Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive's responsibilities, performance, skills, and experience as compared with relevant market data. The table above compares each executive's target 2019 and 2020 annual base salaries.

Annual Incentive
Structure
Knowles' annual incentive plan is designed to motivate and reward executives for achieving financial and individual objectives. The Compensation Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles' shareholders.
Earlier in the year, the Compensation Committee agreed to establish first-half (January to June) and second-half (July to December) financial goals for the 2020 fiscal year due to the uncertainty of COVID-19's impact on Knowles’ business and lack of visibility to the remainder of 2020. Goals for the first-half were reviewed and set earlier in the year, while the goals for the second-half were reviewed and set at the Compensation Committee’s mid-year meeting, which allowed it to reflect on performance during the first-half and gain more visibility into the second half of the year. With greater visibility into the second half and a business that was beginning to rebound, the Compensation Committee established more aggressive goals and increased the payout opportunity. However, with both revenue and adjusted EBIT projected to come in below pre-pandemic 2019 levels, the payout opportunity for financial goals for each half was capped to limit the total maximum potential payout for financial results to 75% for the year.

Components	Key Factors	2020 Performance Measure
Financial Performance Bonus 80% of Total
Based on performance measured against Company and/or business unit performance criteria established at the beginning of the fiscal year
2020 Adjustments Due to COVID-19
Financial Goals were established for first-half (January to June) and second-half (July to December) of 2020
Payout for first-half results was determined by comparing against two performance levels: minimum (40%) and target (50%) of first-half target bonus
Payout for second-half results was determined by comparing against three performance levels: minimum (50%), target (80%), and maximum (100%) of second-half target bonus
Adjusted EBIT (50%) Revenue (30%)
Individual Strategic Objectives Bonus 20% of Total
Measured against individual performance criteria
Each NEO’s payout was determined by comparing individual performance against specific individual criteria set at the beginning of 2020
Payouts can range from 0% to 200% depending on the NEO’s performance against individual strategic objectives
Vary by each NEO (For more information, see below)

Target Amounts
The NEOs' annual incentive targets are defined as a percentage of their base salaries and are determined based on the NEOs' responsibilities, skills, and experience as compared with relevant market data. None of the NEOs received an increase in their 2020 target bonus percentage opportunity as compared to 2019. However, as noted above, due to the impact of COVID-19, the Compensation Committee made adjustments to the financial performance bonus opportunity for each NEO. These adjustments had the impact of limiting the bonus opportunity as shown in the Grants of Plan-Based Awards table. The following table compares each executive's 2019 and 2020 annual incentive targets, with the 2020 numbers reflecting the awards prior to adjustment.

Executive	2019 Annual Incentive Target		2020 Annual Incentive Target
	% of Salary	$	% of Salary	$
Jeffrey Niew	120%	$780,000	120%	$780,000
John Anderson	70%	$289,800	70%	$289,800
Daniel Giesecke	70%	$250,250	70%	$280,000
Robert Perna (1)	60%	$164,696	60%	$258,000
Raymond Cabrera	50%	$153,168	50%	$153,168
Christian Scherp	70%	$297,500	70%	$297,500
Michael Polacek	70%	$315,000	70%	$315,000
__________
(1)For 2019, Mr. Perna's annual incentive target is prorated to reflect his employment start date of May 13, 2019.

Financial Performance Bonus
Earlier in the year, the Compensation Committee agreed to establish first-half (January to June) and second-half (July to December) financial goals for the 2020 fiscal year due to the uncertainty of COVID-19's impact on Knowles’ business and lack of visibility to the remainder of 2020. This resulted in the target bonus amount achievable for each executive being divided equally between the first-half and second-half. In addition, the payout opportunity for financial goals for each half was capped to limit the total maximum potential payout for financial results to 75% for the year, as described in the table below.
For 2020, the financial portion of the annual incentives for Messrs. Niew, Anderson, Giesecke, Perna, and Cabrera were based solely on metrics at the corporate level. The financial portion of the annual incentives for Mr. Scherp were based 100% on revenue and adjusted EBIT(1) metrics at the business unit level. The financial portion of the annual incentives for Mr. Polacek were split at 100% on revenue and adjusted EBIT(1) metrics at the business unit level for the first-half of 2020 and 100% on revenue and adjusted EBIT(1) metrics at the corporate level for the second-half of 2020.
The table below shows the financial metrics for the corporate performance levels. The Compensation Committee also set business unit metrics for revenue and adjusted EBIT(1) for Mr. Scherp and Mr. Polacek at the beginning of the year. These targets are not disclosed below as Mr. Scherp's and Mr. Polacek’s business unit level financial results are not publicly disclosed in our financial reporting and the disclosure of which could result in competitive harm.

Goals for First Half of 2020
Financial Performance Bonus (% of Target Payout)	Corporate (millions) 1st Half
	Revenue	Adjusted EBIT (1)
Minimum (40%)	284.0	5.0
Target (50%)	316.0	11.5

Goals for Second Half of 2020
Financial Performance Bonus (% of Target Payout)	Corporate (millions) 2nd Half
	Revenue	Adjusted EBIT (1)
Minimum (50%)	340.0	40.0
Target (80%)	400.0	60.0
Max (100%)	425.0	70.0
__________
(1)For additional information regarding and reconciliation of this non-GAAP financial measure, see Appendix A.

For 2020, the Company paid the NEOs the following amounts relating to the financial performance bonus. Corporate Knowles revenue for 1st Half was slightly below Target at $315M, and adjusted EBIT(1) was slightly above Minimum at $6.0M. For Mr. Scherp and Mr. Polacek, business unit revenue and adjusted EBIT(1) was between Minimum and Target. For Corporate Knowles, both revenue and adjusted EBIT(1) for 2nd Half was above Maximum, at $448.8M and $73M, respectively. For Mr. Scherp, business unit revenue and adjusted EBIT(1) were both above Maximum.

Executive	2020 Financial Performance Bonus (80% of Bonus)
	Bonus Opportunity (as a % of an NEO's Target Percentage)	Bonus Percentage Earned	Bonus Paid
Jeffrey Niew	0 - 75%	72.30%	$451,152
John Anderson	0 - 75%	72.30%	$167,620
Daniel Giesecke	0 - 75%	72.30%	$161,952
Robert Perna	0 - 75%	72.30%	$149,227
Raymond Cabrera	0 - 75%	72.30%	$88,592
Christian Scherp	0 - 75%	73.75%	$175,525
Michael Polacek (1)	0 - 75%	70.30%	$221,445
__________
(1)For Mr. Polacek, the annual bonus was 100% based on financial results.

Individual Strategic Objectives Bonus
NEO performance for the annual incentive plan's individual strategic objectives is based on specific criteria identified at the beginning of the year and measured throughout the year. The Compensation Committee believes that the individual strategic objectives established for each of the NEOs are supportive of Knowles' long-term strategic objectives, and are indicators of the executive's success in fulfilling his responsibilities to the Company. The performance levels for the individual strategic objectives were designed to be achievable, but required strong and consistent performance by the NEO.
Summaries of the specific individual strategic objectives for each NEO and associated weightings of the overall annual incentive are outlined in the table below:

Executive	2020 Individual Strategic Objectives
Jeffrey Niew	•Drive revenue growth in strategic markets (10%) •Drive innovation across the product portfolio (10%)
John Anderson	•Maximize consolidated free cash flow (10%) •Optimize global effective tax rate (5%) •Execute on operating expense reduction commitments (5%)
Christian Scherp	•Drive revenue growth in strategic Audio markets (20%)
Daniel Giesecke	•Achieve global operations value creation targets (8%) •Achieve strategic global operations milestones (6%) •Maximize consolidated free cash flow (6%)
Robert Perna	•Achieve key legal department operating goals (10%) •Support business unit strategic initiatives (10%)
Raymond Cabrera	•Achieve strategic global human resources goals (10%) •Achieve strategic global information technology goals (10%)

Each personal objective is given a rating from "Did Not Achieve" to "Far Exceeded," with weighted performance ratings and payouts consistent with the following table:

Individual Strategic Objectives Rating	2020 Payout Level
Far Exceeded	200%
Exceeded	150%
Target	100%
Achieved Most Not All	50%
Did Not Achieve	0%
The CEO recommended, and the Compensation Committee approved, the 2020 cumulative weighted individual strategic objectives scores and payout levels for each of the NEOs other than himself. The Compensation Committee and the other independent directors of the Board met with the CEO in January 2021 to evaluate his performance against his strategic objectives. The Compensation Committee determined the cumulative weighted individual strategic objectives score for the CEO and recommended to the independent directors of the Board the CEO's payout level. The individual bonus payout for each NEO, as shown in the accompanying table, was determined by multiplying the bonus percentage achieved by 20% (representing the percentage of the individual bonus to the total annual bonus opportunity) of the target bonus percentage.

Executive	2020 Individual Strategic Objectives Bonus (20% of Bonus)
	Overall Rating	Bonus Percentage Earned	Bonus Paid
Jeffrey Niew	Meets Expectations	85%	132,600
John Anderson	Exceeds Expectations	110%	63,756
Daniel Giesecke	Exceeds Expectations	110%	61,600
Robert Perna	Meets Expectations	100%	51,600
Raymond Cabrera	Meets Expectations	100%	30,634
Christian Scherp	Meets Expectations	100%	59,500
Michael Polacek (1)	NA	NA	NA
__________
(1)For Mr. Polacek, annual cash incentives are 100% based on financials; individual strategic objectives are not applicable.

2020 Actual Results
The table below presents the results of the NEOs' financial goals and individual strategic objectives versus target, as well as the corresponding annual incentive payouts.

Executive		2020 Annual Incentive
	2020 Annual Incentive Target	Financial Incentive	Individual Strategic Objective Incentive	Total	% of 2020 Annual Incentive Target
Jeffrey Niew	$780,000	$451,152	$132,600	$583,752	74.8%
John Anderson	$289,800	$167,620	$63,756	$231,376	79.8%
Daniel Giesecke	$280,000	$161,952	$61,600	$223,552	79.8%
Robert Perna	$258,000	$149,227	$51,600	$200,827	77.8%
Raymond Cabrera	$153,168	$88,592	$30,634	$119,226	77.8%
Christian Scherp	$297,500	$175,525	$59,500	$235,025	79.0%
Michael Polacek	$315,000	$221,445	NA	$221,445	70.3%

Long-Term Incentives
The Company's LTIP is designed to motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives. The value of the 2020 annual long-term incentive grants is based on each executive's responsibilities, skills, and experience as compared with relevant market data. For 2020, consistent with 2019, LTI was delivered through a mixture of performance share units, stock options and restricted stock units as shown below.

2020 Long-Term Incentive Vehicles

RSUs
25%
PSUs
50%
Options
25%

2020 LTIP Grants
The following table compares the annual equity award grants to NEOs in 2019 to the grants in 2020. The 2020 annual grant of PSUs, stock options and RSUs was awarded to the NEOs on February 10, 2020.

Executive	2019 Annual Grants				2020 Annual Grants
	RSUs	PSUs	Stock Options	Total	RSUs	PSUs	Stock Options	Total
Jeffrey Niew	$850,000	$1,700,000	$850,000	$3,400,000	$850,000	$1,700,000	$850,000	$3,400,000
John Anderson	$250,000	$500,000	$250,000	$1,000,000	$250,000	$500,000	$250,000	$1,000,000
Daniel Giesecke	$187,500	$375,000	$187,500	$750,000	$187,500	$375,000	$187,500	$750,000
Robert Perna	$175,000	$350,000	$175,000	$700,000	$175,000	$350,000	$175,000	$700,000
Raymond Cabrera	$150,000	$300,000	$150,000	$600,000	$150,000	$300,000	$150,000	$600,000
Christian Scherp	$187,500	$375,000	$187,500	$750,000	$187,500	$375,000	$187,500	$750,000
Michael Polacek (1)	$187,500	$375,000	$187,500	$750,000	$291,324	$375,000	$187,500	$853,824
__________
(1)Mr. Polacek received an incremental grant of RSUs in 2020 in recognition of his past service.

The 2020 PSU awards have relative total shareholder return as the sole measure. The Compensation Committee chose to make relative Total Shareholder Return as the sole measure to place a greater focus on performance relative to benchmark companies and to remove the previous duplication of the revenue measure between our long-term and short-term incentive plans (which is the primary performance measure for 2018 and 2019 PSU awards). The peer group for the relative TSR measure was initially selected as the component companies of the S&P Semiconductor Select Industry Index. The Compensation Committee undertook a thorough review our LTI program during 2020 and upon further review adjusted the peer group for the 2020 PSU awards to be the component companies of the Russell 2000 Index. This will align the 2020 PSU awards with the recently granted 2021 PSU awards, which are also based solely on Knowles relative TSR performance against the component companies of the Russell 2000 Index. In making this adjustment, the Compensation Committee considered that Knowles is a member of the Russell 2000 Index and this index represents a broader, more diversified index that aligns with our strategy of delivering high value, differentiated solutions to a diverse set of growing end markets. Additionally, there is closer financial comparability between Knowles and the companies in this index. Based on performance against the revenue and stock price or relative TSR goals, these PSUs continue to have a possible payout range between 0% and 225% of target. Both the stock options and RSUs vest ratably over three years based on continued service.

Our Compensation Program Design Process
Role of the Compensation Committee
The Compensation Committee, together with the other independent directors, is responsible for structuring our compensation program and approving the compensation of the CEO and other NEOs, among other duties expressed in its charter. The Compensation Committee makes these approvals based on its review of corporate and individual performance, input from the CEO with respect to the NEOs other than himself (detailed in this CD&A) and the advice of its independent advisor. Two other key inputs to the Compensation Committee's decision-making process are the current status of the Company's business strategy and the feedback we receive from our shareholders.
Independent Advisor to the Compensation Committee
The Compensation Committee engages Compensia, Inc. ("Compensia") as its independent advisor. Compensia's duties include:
•CEO pay analysis;
•NEO pay analysis and review of CEO recommendations regarding NEO compensation;
•Peer group review;
•Independent director compensation review;
•Incentive program design; and
•Collaboration with management on behalf of the Compensation Committee in developing management's recommendations to the Compensation Committee regarding executive pay matters.
Compensia has been retained by and reports directly to the Compensation Committee. The Compensation Committee assessed Compensia's independence in light of the SEC requirements and NYSE listing standards and determined that Compensia's work did not raise any conflict of interest or independence concerns.
Role of Management
The CEO makes compensation recommendations to the Compensation Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Compensation Committee.
Compensation Peer Group and Market Data
The Compensation Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to the Company and which compete in similar markets for business or talent. The Compensation Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Compensation Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles' financial performance, individual roles and responsibilities relative to peer references and the overall mix of compensation).
The Compensation Committee considers the following general criteria in selecting the compensation peer group:
•Companies that are publicly-traded in the U.S.;
•Companies in the same or similar lines of business;
•Companies that serve similar customers; and
•Companies with revenue of approximately 0.5x to 2.0x Knowles' revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes.
As part of its ongoing review of the executive compensation peer group, the Compensation Committee assessed the peer group against the above criteria and approved updates to the peer group in April 2019. Given industry consolidation, the peer group was increased to improve the robustness of the market data. This peer group will be used for 2020 NEO compensation decisions.

2020 Compensation Peer Group
Arlo Technologies Cirrus Logic CTS Diodes FormFactor II-VI Infinera Lattice Semiconductor MACOM Technology Solutions MaxLinear Methode Electronics	MTS Systems NetScout Systems OSI Systems Power Integrations Rogers Semtech Silicon Laboratories SMART Global Holdings Synpatics Viavi
In October 2020, the Compensation Committee reviewed the peer group in preparation for 2021 compensation decisions and agreed to remove II-VI from the peer group following the completion of its acquisition of Finisar, which increased its size beyond the Compensation Committee’s parameters.
Compensation and Risk
We believe that our compensation programs are designed with appropriate risk mitigators, including:
*Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders;
*Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;
*Capped payout levels for cash incentives;
*Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and
*Use of stock options, RSUs and PSUs, that typically vest over a multi-year period, with stock options being exercisable for a seven-year period to encourage executives to take actions that promote the long-term sustainability of our business.
In October 2020, management of the Company analyzed whether Knowles' compensation policies and practices create material risks to Knowles. This analysis was reviewed by the Compensation Committee and Compensia, the Compensation Committee's independent compensation consultant. The Compensation Committee concluded that Knowles' compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Other Compensation Programs and Policies
Severance and Change-in-Control Benefits
Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in the Knowles' Executive Severance Plan (the "Severance Plan") and Senior Executive Change-In-Control Severance Plan (the "CIC Severance Plan"). We believe these plans help accomplish Knowles' objective of attracting and retaining talented executives and reduce the need to negotiate individual severance arrangements with departing executives. The Compensation Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.
For further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO's employment as of December 31, 2020, please see "2020 Potential Payments upon Termination or Change-in-Control" on page 58 of this Proxy Statement.
Benefits
Our global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. The NEOs are eligible to participate in the same retirement and benefit plans that are generally available to Knowles' employees. The Company provides eligible NEOs with executive life insurance, which we believe is consistent with both peer and competitive pay practices, and is available to us at a reasonable group cost. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with the Company's policies.

Generally, it is the Compensation Committee's philosophy not to provide perquisites to our NEOs except in very limited circumstances. Knowles reimburses each NEO for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity. Knowles executives also have access to tickets to sporting events, which the executives primarily use to recognize and reward their team members.
Retirement and Pension Benefits
Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants' retirement plan accounts based on a percentage of their eligible compensation under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.
Effective for 2020, our executive officers and other select management employees are eligible to participate in the new Knowles Deferred Compensation Plan, which permits the deferral of base salary, annual bonus, RSUs and PSUs. Knowles implemented the new deferred compensation plan to provide a more market competitive benefit and help facilitate retirement savings for participants in a cost- and tax-effective way for the company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management.
Based on such review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.
Compensation Committee:
Ronald Jankov (Chair)
Hermann Eul
Donald Macleod
Cheryl Shavers

Summary Compensation Table
The following table sets forth information regarding 2020 and, to the extent required under SEC executive compensation disclosure rules, 2019 and 2018 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffrey Niew President & Chief Executive Officer	2020	610,000	2,549,998	849,999	583,752	91,900	19,536	4,705,185
	2019	650,000	2,550,011	850,000	381,050	125,400	19,286	4,575,747
	2018	650,000	2,549,993	849,998	896,142	—	18,394	4,964,527
John Anderson Senior Vice President & Chief Financial Officer	2020	398,077	750,008	250,001	231,376	4,200	14,250	1,647,912
	2019	414,000	750,009	250,000	230,681	6,000	14,000	1,664,690
	2018	414,000	750,009	249,999	318,461	—	13,750	1,746,219
Daniel Giesecke Senior Vice President & Chief Operating Officer	2020	355,846	562,502	187,502	223,552	—	15,459	1,344,861
	2019	357,500	562,497	187,502	204,705	—	15,786	1,327,990
	2018	357,500	562,503	187,502	307,532	—	15,536	1,430,573
Robert Perna (6) Senior Vice President & General Counsel	2020	413,461	524,991	175,001	200,827	—	18,245	1,332,525
	2019	274,493	524,997	175,003	121,216	—	123,972	1,219,681
Raymond Cabrera (7) Senior Vice President, Human Resources & Chief Administrative Officer	2020	294,553	450,002	150,000	119,226	4,000	15,494	1,033,275
Christian Scherp (8) Senior Vice President, Global Sales	2020	408,654	562,502	187,502	235,025	—	19,825	1,413,508
	2019	425,000	562,497	187,502	212,147	—	118,963	1,506,109
	2018	425,000	562,503	187,502	229,038	—	235,104	1,639,147
Michael Polacek (9) Former President, Intelligent Audio	2020	432,692	666,325	187,502	221,445	—	14,250	1,522,214
	2019	450,000	562,497	187,502	—	—	14,000	1,213,999
	2018	450,000	562,503	187,502	459,195	—	13,750	1,672,950

__________
(1)The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating the amounts reported. The amounts included for the PSUs granted are calculated based on the probable satisfaction of the performance conditions for such awards as of the grant date. Assuming the highest level of performance is achieved for the PSUs, the maximum grant date fair value of the 2020 PSUs would be as follows: Mr. Niew $3,825,000; Mr. Anderson: $1,125,000; Mr. Scherp: $843,750; Mr. Giesecke: $843,750; Mr. Perna: $787,500, Mr. Cabrera $675,000, and Mr. Polacek $843,750.
(2)The amounts reported in this column represent the aggregate grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating the amounts reported.
(3)The 2020 amounts represent the annual incentive bonus received by each NEO under the Knowles Annual Incentive Plan based on performance in 2020 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 33 of this Proxy Statement and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table “Grants of Plan-Based Awards in 2020” on page 52 of the Proxy Statement.
(4)Amounts represent changes in the present value of accumulated benefits under the Knowles Pension Replacement Plan, which is described below under "Knowles Pension Replacement Plan" on page 57 of this Proxy Statement.
(5)Amounts included in this column for 2020 are set forth by category in the “2020 All Other Compensation Table” below.
(6)Mr. Perna was not an employee of the Company in 2018.
(7)Mr. Cabrera was not an NEO in 2018 and 2019.

(8)Mr. Scherp ceased being an officer as of April 27, 2020 when he transitioned from the role of President, Performance Audio to Senior Vice President, Global Sales.
(9)Mr. Polacek ceased being an executive officer on July 27, 2020 and his termination date was February 26, 2021.

2020 All Other Compensation Table

Name	401(k) Match ($)	Executive Life Insurance ($)	Physical Examination ($)	Total ($)
Jeffrey Niew	14,250	5,286		19,536
John Anderson	14,250			14,250
Daniel Giesecke	13,673	1,786		15,459
Robert Perna	14,250		3,995	18,245
Raymond Cabrera	13,936	1,558		15,494
Christian Scherp	14,250	1,280	4,295	19,825
Michael Polacek	14,250			14,250

Grants of Plan-Based Awards in 2020
The following table shows information regarding the awards made to our NEOs in 2020.

Name	Type		Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Niew	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	142,857	16.77	849,999
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	50,686	—	—	850,004
	Performance Share Units	(4)	2/10/2020	—	—	—	26,332	105,328	236,988	—	—	—	1,699,994
	Annual Incentive Plan	(5)	—	78,000	561,600	780,000	—	—	—	—	—	—	—
John Anderson	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	42,017	16.77	250,001
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	14,908	—	—	250,007
	Performance Share Units	(4)	2/10/2020	—	—	—	7,745	30,979	69,703	—	—	—	500,001
	Annual Incentive Plan	(5)	—	28,980	208,656	289,800	—	—	—	—	—	—	—
Daniel Giesecke	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	31,513	16.77	187,502
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	11,181	—	—	187,505
	Performance Share Units	(4)	2/10/2020	—	—	—	5,809	23,234	52,277	—	—	—	374,997
	Annual Incentive Plan	(5)	—	25,025	201,600	250,250	—	—	—	—	—	—	—
	Common Stock	(6)	2/28/2020	—	—	—	—	—	—	1,009	—	—	—
Robert Perna	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	29,412	16.77	175,001
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	10,435	—	—	174,995
	Performance Share Units	(4)	2/10/2020	—	—	—	5,421	21,685	48,791	—	—	—	349,996
	Annual Incentive Plan	(5)	—	16,470	185,760	164,696	—	—	—	—	—	—	—
Raymond Cabrera	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	25,210	16.77	150,000
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	8,945	—	—	150,008
	Performance Share Units	(4)	2/10/2020	—	—	—	4,647	18,587	41,821	—	—	—	299,994
	Annual Incentive Plan	(5)	—	15,317	110,281	153,168	—	—	—	—	—	—	—
Christian Scherp	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	31,513	16.77	187,502
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	11,181	—	—	187,505
	Performance Share Units	(4)	2/10/2020	—	—	—	5,809	23,234	52,277	—	—	—	374,997
	Annual Incentive Plan	(5)	—	29,750	214,200	297,500	—	—	—	—	—	—	—
	Common Stock	(6)	2/28/2020	—	—	—	—	—	—	7,110	—	—	—
Michael Polacek	Stock Option	(2)	2/10/2020	—	—	—	—	—	—	—	31,513	16.77	187,502
	Restricted Stock Unit	(3)	2/10/2020	—	—	—	—	—	—	17,372	—	—	291,328
	Performance Share Units	(4)	2/10/2020	—	—	—	5,809	23,234	52,277	—	—	—	374,997
	Annual Incentive Plan	(5)	—	—	226,800	315,000	—	—	—	—	—	—	—
__________
(1)The 2020 annual long-term incentive grants were approved by the Compensation Committee on February 10, 2020.
(2)This stock option grant was made as part of the annual long-term incentive grant process, and has a grant date fair value which was calculated using a Black-Scholes value of $5.95 per stock option. These stock options vest and become exercisable in three equal installments (subject to rounding of partial shares) each year on the anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.
(3)This RSU grant was made as part of the annual long-term incentive grant process. These RSUs vest in three equal installments (subject to rounding of partial shares) each year on the anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.
(4)This PSU grant was made as part of the annual long-term incentive grant process. The PSUs will be paid out in shares of Knowles common stock at the end of the three year performance period based on Knowles relative total shareholder return performance ranked against the component companies of the Russell 2000 Index companies during the 2020 to 2022 performance period. The threshold, target and maximum amounts assume 25%, 100% and 225%, respectively, satisfaction of the PSU goals.
(5)The amounts shown in this row reflect the potential payout at threshold, target and maximum for 2020 performance under the Knowles Annual Incentive Plan after the Compensation Committee adjusted the payout potential due to the impact of COVID-19, as described under "Executive Compensation - 2020 Executive Compensation Structure." The bonus amount paid in February 2021 is disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Compensation” for 2020 for each NEO.
(6)In February 2020, the Compensation Committee determined that Mr. Scherp and Mr. Giesecke were not in compliance with the stock ownership guidelines, due to fluctuations in the Company's stock price. As a result, Mr. Scherp received $118,168 of his annual incentive bonus in the form of 7,110 shares of Knowles common stock issued on February 28, 2020, and Mr. Giesecke received $16,770 of his annual incentive bonus in the form of 1,009 shares of Knowles common stock issued on February 28, 2020.

Outstanding Equity Awards at Fiscal Year-End 2020
The following table provides information about equity awards made to the NEOs that are outstanding as of December 31, 2020, including outstanding stock option awards, unvested stock awards, and unvested PSUs held by each of the NEOs and stock option and SSAR awards granted by Dover Corporation prior to the spin-off which were converted into Knowles equity awards in connection with the spin-off.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of unearned shares, units or other rights that have not vested ($)(1)
Jeffrey Niew	82,710	(2)			21.77	02/09/2022				123,636	(6)	2,278,611
	36,093	(2)			22.17	02/10/2021				92,795	(7)	1,710,212
	75,254	(2)			23.92	02/14/2023				105,328	(8)	1,941,195
	133,333				29.53	03/05/2021
	177,778				29.53	03/05/2021
	364,188				17.91	02/16/2022
	638,298				11.02	02/16/2023
	156,018				19.28	02/15/2024
	105,132		52,567	(3)	14.29	02/15/2025	19,828	(3)	365,430
	45,552		91,104	(4)	16.07	02/19/2026	35,263	(4)	649,897
			142,857	(5)	16.77	02/09/2027	50,686	(5)	934,143
John Anderson	33,086	(2)			21.77	02/09/2022				36,364	(6)	670,189
	30,099	(2)			23.92	02/14/2023				27,293	(7)	503,010
	33,333				29.53	03/05/2021				30,979	(8)	570,943
	37,333				29.53	03/05/2021
	68,285				17.91	02/16/2022
	119,681				11.02	02/16/2023
	34,825				19.28	02/15/2024
	30,921		15,461	(3)	14.29	02/15/2025	5,832	(3)	107,484
	13,397		26,796	(4)	16.07	02/19/2026	10,372	(4)	191,156
			42,017	(5)	16.77	02/09/2027	14,908	(5)	274,754
Daniel Giesecke	16,541	(2)			21.77	02/09/2022				27,273	(6)	502,641
	15,051	(2)			23.92	02/14/2023				20,469	(7)	377,244
	7,219	(2)			22.17	02/10/2021				23,234	(8)	428,203
	16,000				29.53	03/05/2021
	44,444				29.53	03/05/2021
	36,419				17.91	02/16/2022
	95,745				11.02	02/16/2023
	27,860				19.28	02/15/2024
	23,191		11,596	(3)	14.29	02/15/2025	4,374	(3)	80,613
	10,048		20,097	(4)	16.07	02/19/2026	7,779	(4)	143,367
			31,513	(5)	16.77	02/09/2027	11,181	(5)	206,066
Robert Perna	8,906		17,812	(4)	17.39	05/12/2026	6,709	(9)	123,647	17,659	(7)	325,455
			29,412	(5)	16.77	02/09/2027	10,435	(5)	192,317	21,685	(8)	399,655

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of unearned shares, units or other rights that have not vested ($)(1)
Raymond Cabrera	22,577	(2)			23.92	02/14/2023				21,818	(6)	402,106
	33,086	(2)			21.77	02/09/2022				16,376	(7)	301,810
	14,438	(2)			22.17	02/10/2021				18,587	(8)	342,558
	33,333				29.53	03/05/2021
	16,000				29.53	03/05/2021
	36,419				17.91	02/16/2022
	63,830				11.02	02/16/2023
	18,574				19.28	02/15/2024
	18,552		9,277	(3)	14.29	02/15/2025	3,499	(3)	64,487
	8,038		16,078	(4)	16.07	02/19/2026	6,223	(4)	114,690
			25,210	(5)	16.77	02/09/2027	8,945	(5)	164,856
Christian Scherp	20,068	(2)			23.92	02/14/2023				27,273	(6)	502,641
	44,444				29.53	03/05/2021				20,469	(7)	377,244
	16,000				29.53	03/05/2021				23,234	(8)	428,203
	36,419				17.91	02/16/2022
	17,544				18.70	07/30/2022
	95,745				11.02	02/16/2023
	27,860				19.28	02/15/2024
	23,191		11,596	(3)	14.29	02/15/2025	4,374	(3)	80,613
	10,048		20,097	(4)	16.07	02/19/2026	7,779	(4)	143,367
			31,513	(5)	16.77	02/09/2027	11,181	(5)	206,066
Michael Polacek	56,732				18.93	02/27/2024
	23,191		11,596	(3)	14.29	02/15/2025	4,374	(3)	80,613	27,273	(6)	502,641
	10,048		20,097	(4)	16.07	02/19/2026	7,779	(4)	143,367	20,469	(7)	377,244
			31,513	(5)	16.77	02/09/2027	17,372	(5)	320,166	23,234	(8)	428,203
__________
(1)Based on a December 31, 2020 closing Knowles stock price of $18.43 per share.
(2)Grants made prior to March 7, 2014 were granted under the Dover Corporation equity compensation plans and were converted into Knowles stock-settled stock appreciation rights at the time of the spin-off in 2014.
(3)The remaining stock options or RSUs subject to this award are scheduled to vest on February 15, 2021, provided the NEO continues to be employed with Knowles through the vesting date.
(4)The remaining stock options or RSUs subject to this award are scheduled to vest ratably in two annual installments commencing on February 19, 2021, provided the NEO continues to be employed with Knowles through the vesting date.
(5)The remaining stock options or RSUs subject to this award are scheduled to vest ratably in three annual installments commencing on February 10, 2021, provided the NEO continues to be employed with Knowles through the vesting date.
(6)The PSUs subject to this award vested on February 1, 2021 at 57.9% of target. Because performance is determined on a cumulative basis over the performance period (2018-2020), the PSUs are being reported at target for purposes of this table.
(7)The PSUs subject to this award vest on February 1, 2022, provided that the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. As described under "Executive Compensation - Compensation Discussion and Analysis - Executive Summary," between 0% and 225% of the target number of PSUs vest depending on the Company’s revenue performance over the 2019-2021 performance period, as modified by the Company’s TSR performance. Because performance is determined on a cumulative basis over the performance period, the PSUs are being reported at target for purposes of this table.
(8)The PSUs subject to this award vest on February 1, 2023, provided the NEO continues to be employed with Knowles through the vesting date and that the applicable performance conditions are satisfied. As described under "Executive Compensation - Compensation Discussion and Analysis - Executive Summary," between 0% and 225% of the target number of PSUs vest depending on the Company’s relative TSR performance ranking against the Russell 2000 Index companies over the 2020-2022 performance period. Because performance is determined on a cumulative basis over the performance period, the PSUs are being reported at target for purposes of this table.
(9)The RSUs subject to this award are scheduled to vest ratably in two annual installments commencing on May 13, 2021, provided the NEO continues to be employed with Knowles through the vesting date.

Option Exercises and Stock Vested in 2020
The following table provides additional information regarding stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, for each NEO during fiscal year 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jeffrey Niew	—	—	108,152	1,906,490
John Anderson	—	—	26,797	472,583
Daniel Giesecke	—	—	21,897	385,104
Robert Perna	—	—	3,354	44,273
Raymond Cabrera	—	—	15,027	265,063
Christian Scherp	—	—	27,998	486,503
Michael Polacek	—	—	33,978	582,823

__________
(1)Amount represents gross number of shares of common stock vested and is not reduced by shares withheld by the Company for tax purposes.
(2)Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.
2020 Nonqualified Deferred Compensation
Effective December 1, 2019, Knowles established a Deferred Compensation plan ("Knowles DCP"). Under the Knowles DCP, eligible participants may defer a portion of his or her eligible compensation (up to 75% of base salary, up to 100% of eligible bonus, and up to 100% of restricted stock units and performance share unit grants) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. Participants in the deferred compensation plan may select from a subset of the investment elections available to all eligible employees under Knowles's tax-qualified Section 401(k) plan for their cash deferrals (base salary and/or annual bonus). Generally, deferred amounts will be distributed from the plan only on account of termination of service, disability, death or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code. A payment may not be designated for a calendar year after the year in which a participant attains the age of 75.
In addition, the Company continues to administer the Knowles Corporation Executive Deferred Compensation Plan ("Legacy Knowles EDCP"), which is a legacy plan from Dover Corporation. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Name	Plan Name	Executive contributions in Last FY ($)(1)	Registrant contributions in Last FY ($)	Aggregate earnings in Last FY ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey Niew	Knowles DCP	30,250	—	7,105	—	37,355
	Legacy Knowles EDCP	—	—	33,925	—	181,651
John Anderson	Knowles DCP	197,446	—	24,575	—	222,021
Daniel Giesecke	Knowles DCP	—	—	—	—	—
	Legacy Knowles EDCP	—	—	13,123	—	100,247
Robert Perna	Knowles DCP	24,609	—	2,922	—	27,531
Raymond Cabrera	Knowles DCP	—	—	—	—	—
Christian Scherp	Knowles DCP	—	—	—	—	—
Michael Polacek	Knowles DCP	—	—	—	—	—

__________
(1)The amounts in this column represent employee compensation deferrals that are included in the Summary Compensation Table for fiscal year 2020 under the "Salary" columns.
(2)These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.

Knowles Pension Replacement Plan
When Knowles was spun-off from Dover, we retained the Knowles Pension Replacement Plan ("Knowles PRP"), which is a frozen non-qualified pension plan for tax purposes.
Benefits accrued under the Knowles PRP reflect service while the respective NEOs were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.
As of January 1, 2014, all of Knowles NEOs who participate in the Knowles PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for "cause" (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).
Normal retirement age for the Knowles PRP is age 65. Knowles employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service.
Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.

Pension Benefits Through 2020

Name	Plan Name	Number of Years Credited Service (#)(1)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Niew	Knowles PRP	8.3	65	651,400	—
Anderson	Knowles PRP	4.3	65	34,600	—
Giesecke (3)	Knowles PRP	8.3	65	—	—
Perna (4)	N/A	N/A	N/A	N/A	N/A
Cabrera	Knowles PRP	8.3	65	28,400	—
Scherp (4)	N/A	N/A	N/A	N/A	N/A
Polacek (4)	N/A	N/A	N/A	N/A	N/A
__________
(1)Years of service are only credited through the December 31, 2013 plan freeze. The NEOs' actual years of service, including years at Dover Corporation, our former parent company, are as follows: Mr. Niew - 20.7; Mr. Anderson - 11.4; Mr. Giesecke - 25.6; and Mr. Cabrera - 23.7.
(2)The present value of the accumulated benefit is shown as of December 31, 2020. The values assume retirement occurring at the greater of age 65 or the executive's current age, applicability of the PRI-2012 Generational Mortality Table, and a discount rate of 2.80%.
(3)As of December 31, 2013, the value of Mr. Giesecke's off-setting benefits was greater than the gross Knowles PRP benefit, therefore Mr. Giesecke was not entitled to a benefit under the frozen Knowles PRP.
(4)Not eligible for the Knowles Pension Replacement Plan.
2020 Potential Payments upon Termination or Change-in-Control
The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive's employment or a change-in-control as of December 31, 2020.
Knowles has in place the Severance Plan and the CIC Severance Plan. The Severance Plan creates a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles' executive severance practices. The CIC Severance Plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market best practices. All of Knowles' NEOs are eligible to participate in both the Severance Plan and the CIC Severance Plan as of December 31, 2020.
Potential Severance Payments Upon Termination
The Severance Plan provides that if a covered executive's employment is terminated without cause (as defined in the Severance Plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:
•12 months of salary continuation;
•12 months of company-provided healthcare benefit continuation;
•A prorated annual incentive bonus for time worked during the year based on actual performance;
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the termination; and
•Under Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officers.
In the event of death, disability or retirement, the NEO would also be entitled to the following:
•Stock options or SSARs unvested at the date of termination would become vested and exercisable;
•Restricted Stock or RSUs unvested at the date of termination would become vested (in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement); and
•Performance shares or PSUs unvested at the date of termination would become vested (on a pro-rata basis in the event of death and disability), or would continue to vest according to their original schedule (in the event of retirement).

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles' NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2020. The amounts shown assume that termination was effective as of December 31, 2020, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive's termination of employment.

	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)

Jeffrey Niew
Cash severance	—		1,430,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		1,949,470	(3)	1,949,470	(3)
Vested Stock options/SSARs	5,461,915	(4)	5,461,915	(4)	—		5,461,915	(4)	5,461,915	(4)
Unvested stock options/SSARs	—		—		—		669,775	(5)	669,775	(5)
Unvested PSUs	—		—		—		3,651,407	(6)	1,638,269	(6)
Retirement plan payments	526,783	(7)	526,783	(7)	—		526,783	(7)	526,783	(7)
Deferred comp plan	219,006	(8)	219,006	(8)	219,006	(8)	219,006	(8)	219,006	(8)
Health and welfare benefits	—		13,549	(9)	—		—		—
Total:	6,207,704		7,651,253		219,006		12,478,356		10,465,218

John Anderson
Cash severance	—		703,800	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		573,394	(3)	573,394	(3)
Vested Stock options/SSARs	1,081,974	(4)	1,081,974	(4)	—		1,081,974	(4)	1,081,974	(4)
Unvested stock options/SSARs	—		—		—		196,996	(5)	196,996	(5)
Unvested PSUs	—		—		—		1,073,953	(6)	481,849	(6)
Retirement plan payments	30,222	(7)	30,222	(7)	—		30,222	(7)	30,222	(7)
Deferred comp plan	222,021	(8)	222,021	(8)	222,021	(8)	222,021	(8)	222,021	(8)
Health and welfare benefits	—		19,236	(9)	—		—		—
Total:	1,334,217		2,057,253		222,021		3,178,560		2,586,456

Daniel Giesecke
Cash severance	—		680,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		430,046	(3)	430,046	(3)
Vested Stock options/SSARs	848,132	(4)	848,132	(4)	—		848,132	(4)	848,132	(4)
Unvested stock options/SSARs	—		—		—		147,748	(5)	147,748	(5)
Unvested PSUs	—		—		—		805,446	(6)	361,377	(6)
Retirement plan payments	—		—		—		—	(7)	—	(7)
Deferred comp plan	100,247	(8)	100,247	(8)	100,247	(8)	100,247	(8)	100,247	(8)
Health and welfare benefits	—		18,966	(9)	—		—		—
Total:	948,379		1,647,345		100,247		2,331,619		1,887,550

Robert Perna
Cash severance	—		688,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		315,964	(3)	315,964	(3)
Vested Stock options/SSARs	9,262	(4)	9,262	(4)	—		9,262	(4)	9,262	(4)
Unvested stock options/SSARs	—		—		—		67,348	(5)	67,348	(5)
Unvested PSUs	—		—		—		725,110	(6)	320,733	(6)
Retirement plan payments	—		—		—		—	(7)	—	(7)
Deferred comp plan	27,531	(8)	27,531	(8)	27,531	(8)	27,531	(8)	27,531	(8)
Health and welfare benefits	—		19,095	(9)	—		—		—
Total:	36,793		743,889		27,531		1,145,215		740,838

	Voluntary Termination ($)		Involuntary Not For Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)
Raymond Cabrera
Cash severance	—		459,503	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		344,033	(3)	344,033	(3)
Vested Stock options/SSARs	587,693	(4)	587,693	(4)	—		587,693	(4)	587,693	(4)
Unvested stock options/SSARs	—		—		—		118,200	(5)	118,200	(5)
Unvested PSUs	—		—		—		644,368	(6)	289,109	(6)
Retirement plan payments	—		—		—		—	(7)	—	(7)
Deferred comp plan	—	(8)	—	(8)	—	(8)	—	(8)	—	(8)
Health and welfare benefits	—		19,042	(9)	—		—		—
Total:	587,693		1,066,238		—		1,694,294		1,339,035

Christian Scherp
Cash severance	—		722,500	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		430,046	(3)	430,046	(3)
Vested Stock options/SSARs	848,132	(4)	848,132	(4)	—		848,132	(4)	848,132	(4)
Unvested stock options/SSARs	—		—		—		147,748	(5)	147,748	(5)
Unvested PSUs	—		—		—		805,446	(6)	361,377	(6)
Retirement plan payments	—		—		—		—	(7)	—	(7)
Deferred comp plan	—	(8)	—	(8)	—	(8)	—	(8)	—	(8)
Health and welfare benefits	—		19,256	(9)	—		—		—
Total:	848,132		1,589,888		—		2,231,372		1,787,303

Michael Polacek
Cash severance	—		765,000	(2)	—		—		—
Unvested restricted stock/RSUs	—		—		—		430,046	(3)	430,046	(3)
Vested Stock options/SSARs	119,724	(4)	119,724	(4)	—		119,724	(4)	119,724	(4)
Unvested stock options/SSARs	—		—		—		147,748	(5)	147,748	(5)
Unvested PSUs	—		—		—		805,446	(6)	361,377	(6)
Retirement plan payments	—		—		—		—	(7)	—	(7)
Deferred comp plan	—	(8)	—	(8)	—	(8)	—	(8)	—	(8)
Health and welfare benefits	—		19,131	(9)	—		—		—
Total:	119,724		903,855		—		1,502,964		1,058,895
__________
(1)An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the pension replacement plan in accordance with the pension replacement plan terms.
(2)This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year’s target bonus for a termination December 31, 2020).
(3)Restricted stock / RSUs would vest in the event of death or disability. In the event of retirement, the restricted stock or RSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2020 stock closing price of $18.43 per share.
(4)The amounts reflect the intrinsic (in-the-money) value of vested but unexercised stock options and SSARs as of December 31, 2020 based on the December 31, 2020 closing stock price of $18.43 per share.
(5)Unvested stock options / SSARs would vest and become exercisable in the event of retirement, death or disability. The amounts reflect the intrinsic (in-the-money) value of unvested stock options and SSARs as of December 31, 2020 based on the December 31, 2020 closing stock price of $18.43 per share.
(6)Performance shares / PSUs would vest in the event of death or disability on a pro-rata basis. In the event of retirement, the performance shares or PSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2020 stock closing price of $18.43 per share.
(7)Reflects benefits accrued under the Knowles PRP as of December 31, 2020. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the Knowles PRP.
(8)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2020; no increase in such benefits would result from the termination event.
(9)Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

Potential Payments Following a Change-in-Control
Under the CIC Severance Plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within an 18 month period following a change-in-control. However, rights of an executive under the Equity and Cash Incentive Plan, the Deferred Compensation Plan, the PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.
The CIC Severance Plan, the Equity and Cash Compensation Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:
•Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the change-in-control; and
•Under the Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.
In the event of a qualified termination within 18 months of a change-in-control, the NEOs would generally be entitled to the following additional benefits:
•A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive's annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher;
•A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year;
•All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan;
•All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan; and
•Performance shares or PSUs unvested as the date of termination would become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan.
Under the CIC Severance Plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC Severance Plan provides for a "best net" treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of (i) the after-tax benefit, net of any excise taxes or (ii) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.
The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2020, both with and without a termination.

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Jeffrey Niew
Cash severance	—		2,860,000	(1)
Unvested restricted stock/RSUs	—		1,949,470	(2)
Vested Stock options/SSARs	5,461,915	(3)	5,461,915	(3)
Unvested stock options/SSARs	—		669,775	(4)
Unvested PSUs	—		3,651,407	(5)
Retirement plan payments	526,783	(6)	526,783	(6)
Deferred comp plan	219,006	(7)	219,006	(7)
Health and welfare benefits	—		13,549	(8)
Total:	6,207,704		15,351,905

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)
John Anderson
Cash severance	—		1,407,600	(1)
Unvested restricted stock/RSUs	—		573,394	(2)
Vested Stock options/SSARs	1,081,974	(3)	1,081,974	(3)
Unvested stock options/SSARs	—		196,996	(4)
Unvested PSUs	—		1,073,953	(5)
Retirement plan payments	30,222	(6)	30,222	(6)
Deferred comp plan	222,021	(7)	222,021	(7)
Health and welfare benefits	—		19,236	(8)
Total:	1,334,217		4,605,396

Daniel Giesecke
Cash severance	—		1,360,000	(1)
Unvested restricted stock/RSUs	—		430,046	(2)
Vested Stock options/SSARs	848,132	(3)	848,132	(3)
Unvested stock options/SSARs	—		147,748	(4)
Unvested PSUs	—		805,446	(5)
Retirement plan payments	—	(6)	—	(6)
Deferred comp plan	100,247	(7)	100,247	(7)
Health and welfare benefits	—		18,966	(8)
Total:	948,379		3,710,585

Robert Perna
Cash severance	—		1,376,000	(1)
Unvested restricted stock/RSUs	—		315,964	(2)
Vested Stock options/SSARs	9,262	(3)	9,262	(3)
Unvested stock options/SSARs	—		67,348	(4)
Unvested PSUs	—		725,110	(5)
Retirement plan payments	—	(6)	—	(6)
Deferred comp plan	27,531	(7)	27,531	(7)
Health and welfare benefits	—		19,095	(8)
Total:	36,793		2,540,311

Raymond Cabrera
Cash severance	—		919,007	(1)
Unvested restricted stock/RSUs	—		344,033	(2)
Vested Stock options/SSARs	587,693	(3)	587,693	(3)
Unvested stock options/SSARs	—		118,200	(4)
Unvested PSUs	—		644,368	(5)
Retirement plan payments	—	(6)	—	(6)
Deferred comp plan	—	(7)	—	(7)
Health and welfare benefits	—		19,042	(8)
Total:	587,693		2,632,343

Christian Scherp
Cash severance	—		1,445,000	(1)
Unvested restricted stock/RSUs	—		430,046	(2)
Vested Stock options/SSARs	848,132	(3)	848,132	(3)
Unvested stock options/SSARs	—		147,748	(4)
Unvested PSUs	—		805,446	(5)
Retirement plan payments	—	(6)	—	(6)
Deferred comp plan	—	(7)	—	(7)
Health and welfare benefits	—		19,256	(8)
Total:	848,132		3,695,629

	Change-in-Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)
Michael Polacek
Cash severance	—		1,530,000	(1)
Unvested restricted stock/RSUs	—		430,046	(2)
Vested Stock options/SSARs	119,724	(3)	119,724	(3)
Unvested stock options/SSARs	—		147,748	(4)
Unvested PSUs	—		805,446	(5)
Retirement plan payments	—	(6)	—	(6)
Deferred comp plan	—	(7)	—	(7)
Health and welfare benefits	—		19,131	(8)
Total:	119,724		3,052,095
__________
(1)Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.
(2)All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2020 stock closing price of $18.43 per share.
(3)The amounts reflect the intrinsic (in-the-money) value of vested but unexercised stock options and/or SSARs as of December 31, 2020, based on the December 31, 2020 closing stock price of $18.43 per share.
(4)All outstanding unvested stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. The amounts reflect the intrinsic (in-the-money) value of the stock options or SSARs as to which vesting is accelerated, based on the December 31, 2020 stock closing price of $18.43 per share.
(5)All unvested performance shares or PSUs will immediately become vested in accordance with the terms of the appropriate performance share or PSU agreement' The amounts are based on the December 31, 2020 stock closing price of $18.43 per share.
(6)Reflects benefits accrued under the Knowles PRP as of December 31, 2020. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the Knowles PRP.
(7)These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2020; no increase in such benefits would result from the termination event.
(8)Reflects a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Niew, our CEO. To help understand this disclosure, we think it is important to give context to our operations. Approximately 84% of our employees work in Asia, as of December 31, 2020. The majority of these employees work in one of our manufacturing operations. Our ratio, which includes this employee population, is impacted by our strategy to in-source our core manufacturing in Asia and the relationship between competitive pay practices in the region compared to the United States, whereas our peers generally outsource their manufacturing to contract manufacturers in the same region. We believe our in-house manufacturing provides a competitive advantage, especially relative to executing on new product launches.
For 2020,
a.The median of the annual total compensation of all of our employees, other than Mr. Niew, was $12,035;
b.Mr. Niew's annual total compensation, as reported in the Total column of the Summary Compensation Table, was $4,705,185; and
c.Based on this information, the ratio of the annual total compensation of Mr. Niew to the median of the annual total compensation of all employees is estimated to be 391 to 1.

    Identification of Median Employee
We selected December 1, 2020 as the date on which to determine our median employee. As of that date, we had approximately 7,000 employees, of which approximately 800 were located inside the United States. For purposes of identifying the median employee, we considered base salary and target cash incentive for each of our employees, as compiled from the Company's payroll records. We selected base salary and target cash incentive as they represent the Company's principal broad-based compensation elements.
Using this methodology, we determined that our median employee was a manufacturing employee working in Malaysia. In determining the annual total compensation of the median employee, we calculated such employee's compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership, as of March 1, 2021 (except as otherwise stated), of our common stock by:
•Each of our directors, director nominees, and NEOs named in the Summary Compensation Table; and
•All of our directors and executive officers as a group.
The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 92,693,377 shares of common stock outstanding on March 1, 2021. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights ("SSARs") held by that person that are currently exercisable or exercisable within 60 days of March 1, 2021, and restricted stock units ("RSUs") and restricted stock held by that person that vest within 60 days of March 1, 2021 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.
Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Donald Macleod	110,549	(2)	*
Keith Barnes	66,395	(3)	*
Hermann Eul	67,849		*
Didier Hirsch	89,976		*
Ronald Jankov	91,449		*
Ye Jane Li	36,155		*
Cheryl Shavers	46,384		*
Michael Wishart	20,132		*
Named Executive Officers:
Jeffrey Niew	2,348,784	(4)	2.53%
John Anderson	546,709	(5)	*
Daniel Giesecke	385,739	(6)	*
Robert Perna	54,712		*
Raymond Cabrera	343,925	(7)	*
Christian Scherp	377,324	(8)	*
Michael Polacek	116,793	(9)	*
Directors and executive officers as a group (15 persons)	4,702,875		5.07%
__________
*Less than one percent.
(1)Includes the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 1, 2021 as follows: Mr. Niew – 1,766,037 shares; Mr. Anderson – 380,639 shares; Mr. Giesecke – 285,855 shares; Mr. Perna – 18710; Mr. Scherp – 303,399 shares; and Mr. Polacek – 0 shares. Also included are the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 1, 2021 as follows: Mr. Macleod – 11,897 shares; Mr. Barnes – 11,897 shares; Dr. Eul – 11,897 shares; Mr. Hirsch – 11,897 shares; Mr. Jankov – 11,897 shares; Ms. Li –11,897 shares; Dr. Shavers – 11,897 shares; and Mr. Wishart – 20,132 shares.
(2)Includes 10,356 shares, the receipt of which has been deferred until after the termination of Mr. Macleod's service as a director upon his retirement from the Board.
(3)Includes 13,450 shares, the receipt of which has been deferred to April 30, 2021; 10,808 shares, the receipt of which has been deferred to April 28, 2022; and 11,897 shares, the receipt of which has been deferred until Mr. Barnes' retirement from the Board.
(4)Includes 157,964 shares in respect of SSARs and 4,402 shares held under Knowles' 401(k) plan.

(5)Includes 63,185 shares in respect of SSARs and 93 shares held under Knowles' 401(k) plan.
(6)Includes31,592 shares in respect of SSARs.
(7)Includes 55,663 shares in respect of SSARs.
(8)Includes 20,068 shares in respect of SSARs and 46 shares held under Knowles' 401(k) plan.
(9)Reflects the shares of common stock held by Mr. Polacek based on the Form 4 filed by Mr. Polacek with the SEC February 12, 2020, the last Form 4 filed before Mr. Polacek ceased to be an executive officer on July 27, 2020 and left employment on February 26, 2021, and subsequent transactions through March 1, 2021 of which Knowles is aware.

Certain Other Shareholders
The following table sets forth the shares beneficially owned as of December 31, 2020 by each shareholder known to us to beneficially own more than five percent (5%) of our outstanding common stock (based solely on our review of Schedules 13D and 13G filed with the SEC). The percentage of ownership indicated in the following table is based on 92,689,912 shares of common stock outstanding as of December 31, 2020.

Name of Beneficial Owner	Number of Shares		Percentage

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,411,572	(1)	16.80%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,541,859	(2)	10.41%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	6,672,388	(3)	7.30%
Ariel Investments, LLC 200 E. Randolph Street, Suite 2900 Chicago, IL 60601	4,648,684	(4)	5.10%

(1)As reported in a Schedule 13G filed with the SEC on January 25, 2021, BlackRock Inc. beneficially owned 15,411,572 shares with sole dispositive power and 15,072,101 shares with sole voting power as of December 31, 2020.
(2)As reported in a Schedule 13G/A filed with the SEC on February 8, 2021, The Vanguard Group, Inc. beneficially owned no shares with sole voting power, 9,379,959 shares with sole dispositive power, 164,900 shares with shared dispositive power and 91,222 shares with shared voting power as of December 31, 2020.
(3)As reported in a Schedule 13G filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP beneficially owned 6,672,388 shares with sole dispositive power and 6,452,906 shares with sole voting power as of December 31, 2020. Dimensional Fund Advisors LP furnishes investment advice to four investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(4)As reported in a Schedule 13G filed with the SEC on February 12, 2021, Ariel Investments, LLC, an investment adviser, beneficially owned 4,648,684 shares with sole dispositive power and 4,357,355 shares with shared voting power as of December 31, 2020.

INFORMATION ABOUT THE 2021 ANNUAL MEETING
1.Who can vote at the 2021 Annual Meeting?
The record date for determining shareholders eligible to vote at the 2021 Annual Meeting is March 1, 2021. Holders of our common stock at the close of business on the record date may vote at the 2021 Annual Meeting. As of the close of business on that date, we had outstanding 92,693,377 shares of common stock. Each share of common stock is entitled to one vote on each matter and shareholders may not cumulate their votes.
2.How do I attend the 2021 Annual Meeting?
The 2021 Annual meeting will be held virtually only, via live webcast, on Tuesday, April 27, 2021 at 9:00 a.m., Central Time. There will be no in-person meeting. If you were a stockholder at the close of business on March 1, 2021, you may attend the virtual annual meeting. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/KN2021. You also will be able to vote your shares electronically at the virtual annual meeting. If you hold shares beneficially in street name through a bank, broker or other nominee, you can attend the annual meeting by visiting www.virtualshareholdermeeting.com/KN2021 and entering the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials or voting instruction form. Beneficial shareholders may need to obtain a control number and instructions by contacting their account representative at the bank, broker, or other nominee that holds their shares. If you are a stockholder of record, you can attend the annual meeting by visiting www.virtualshareholdermeeting.com/KN2021 and entering the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials or proxy card. You do not need to attend the virtual annual meeting to vote. Even if you plan to attend the virtual annual meeting, please submit your vote in advance as instructed herein. The virtual annual meeting webcast will begin promptly at 9:00 a.m., Central Time. We encourage you to access the virtual annual meeting website prior to the start time. Online check-in will begin at 8:45 a.m., Central Time, and you should allow ample time to ensure your ability to access the meeting.
3.How do I ask questions at the 2021 Annual Meeting?
You will be able to submit questions online during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/KN2021 and submitting your questions during the designated question and answer period. We will answer as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting. If we receive substantially similar questions, we may group them together and provide a single response to avoid repetition. Only questions that are relevant to the purpose of the 2021 Annual Meeting or our business will be answered.
4.How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include shares held by you as a "shareholder of record" and as a "beneficial owner."
5.What is the difference between holding shares as a "shareholder of record" and as a "beneficial owner"?
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of our common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and you are also invited to attend the 2021 Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing them how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with the Board's recommendations.

6.What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our officers as the Company's proxies for the 2021 Annual Meeting. These officers are Jeffrey S. Niew, John S. Anderson and Robert J. Perna.
7.Who pays for the solicitation of proxies?
This solicitation is being made by Knowles. Accordingly, Knowles will bear the cost of soliciting proxies. Knowles and our officers, directors, and employees may solicit proxies by mail, telephone, e-mail, fax, or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.
8.How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares online during the 2021 Annual Meeting or by proxy without attending the 2021 Annual Meeting. For additional information on how to attend the 2021 Annual Meeting, please refer to "How do I attend the 2021 Annual Meeting" above. Even if you plan to attend the 2021 Annual Meeting, we encourage you to vote your shares by proxy. Shareholders of record may submit a proxy to have their shares voted by one of the following methods:
•By Internet — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.
•By Telephone — You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.
•By Mail — You may submit your proxy by signing, dating and returning your proxy card promptly in accordance with the voting instructions on your proxy card.
•Electronically at the 2021 Annual Meeting — If you attend the virtual 2021 Annual Meeting and plan to vote electronically at the 2021 Annual Meeting, you can vote by following the instructions provided when you log in to the online virtual 2021 Annual Meeting platform. If you are a shareholder of record, you have the right to vote electronically at the 2021 Annual Meeting. If you are the beneficial owner of shares held in street name, you may also vote electronically at the 2021 Annual Meeting if you follow the instructions from your broker, bank or other nominee to vote those shares.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in "street name" through an intermediary such as a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee as to how to vote your shares or submit a proxy to have your shares voted.
Your bank, broker or other nominee may not be able to vote your shares on any matters at the 2021 Annual Meeting unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may attend the virtual 2021 Annual Meeting and vote your shares electronically. To participate, you will need the 16-digit control number included on your voting instruction form or as provided by your bank, broker or other nominee.
General. If you submit your proxy using any of the methods above, Mr. Niew, Mr. Anderson or Mr. Perna will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director; and for, against or abstain from voting on Proposals 2 and 3, and any other proposals properly introduced at the 2021 Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted: "FOR" the election of all nine director nominees recommended by the Board as set forth on the proxy card (Proposal 1); "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2); and "FOR" the approval, on a non-binding, advisory basis of named executive officer ("NEO") compensation (Proposal 3).
If a matter to be considered at the 2021 Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), your proxy will authorize Jeffrey S. Niew, John S. Anderson, or Robert J. Perna to vote your shares in their discretion with respect to any such matter subsequently raised at the 2021 Annual Meeting. At the time this Proxy Statement was filed, we know of no matters to be considered at the 2021 Annual Meeting other than those referenced in this Proxy Statement.

9.If I have already voted by proxy on one or more proposals, can I change my vote?
Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instructions form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. Only your latest dated proxy will count.
10.What if I sign and date my proxy but do not provide voting instructions?
If you sign and return your proxy card with no votes marked, your shares will be voted as follows:
•FOR the election of all nominees for director as identified in this Proxy Statement;
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
•FOR the approval, on a non-binding, advisory basis compensation of the named executive officers.
11.What constitutes a quorum?
For purposes of the 2021 Annual Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Votes withheld, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2021 Annual Meeting. In the absence of a quorum, the 2021 Annual Meeting may be adjourned by the chair of the 2021 Annual Meeting.
12.What is the effect of abstentions and broker non-votes?
If you specify that you wish to "abstain" from voting on an item, then your shares will not be voted on that particular item. Abstentions will count as a vote against the proposals, other than for the election of directors (Proposal 1). Abstentions will not have an effect on the election of directors because abstentions are not considered votes cast for or against a nominee, although abstentions will result in directors receiving fewer votes. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accounting firm (Proposal 2), and to approve the Company's NEO compensation (Proposal 3), abstentions will have the effect of a vote against those proposals.
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in "street name" on particular "non-routine" proposals and the "beneficial owner" of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the 2021 Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. Broker non-votes will have no direct effect on the outcome of the election of directors, or on the advisory resolution on executive compensation.

13.What vote is required to approve each matter and how are the voting results determined?

Proposal	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 1 Election of directors	Majority of votes cast	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting permitted.
Proposal 3 Approval, on an advisory, non-binding basis, of named executive officer compensation	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
14.How do I find out the results of the vote?
We expect to report preliminary results on a Form 8-K within four business days of the 2021 Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the Securities and Exchange Commission (the "SEC") at our website at investor.knowles.com or at the SEC's website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

OTHER MATTERS

Shareholder Proposals and Director Nominations for the 2022 Annual Meeting
In order for shareholder proposals to be included in our Proxy Statement for the 2022 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 11, 2021, being 120 days prior to the date of the first anniversary of the date of our Proxy Statement for the 2021 Annual Meeting. In accordance with our By-Laws, all other shareholder proposals, including nominations for directors, to be voted on at the 2022 Annual Meeting must be received by us not earlier than December 28, 2021 and not later than January 27, 2022 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2021 Annual Meeting. In the event that the 2022 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2021 Annual Meeting, notice by a shareholder, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2022 Annual Meeting is mailed or public disclosure of the date of the 2022 Annual Meeting is made, whichever first occurs.
Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investor.knowles.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.
Shareholders Sharing the Same Address
SEC rules permit us to deliver only one copy of our proxy materials to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called "householding," helps to reduce the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.
If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-250-5100.
Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, the Company's future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation), company policies, corporate governance practices, documents or amendments (including charter or bylaw amendments, shareholder rights plans or similar arrangements) as well as capital and corporate structure (including major shareholders, Board structure and Board composition), are forward-looking statements.
Forward-looking statements generally can be identified by words such as "expect," "will," "change," "intend," "target," "future," "potential," "estimate," "anticipate," "to be" and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company's operations and may cause the Company's actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, the risks, uncertainties and factors indicated from time to time in the Company's reports and filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, under the heading "Item 1A — Risk Factors" and the heading "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions, and not to place undue reliance on these forward-looking statement, which apply only as of the date of this Proxy Statement.

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measure of adjusted earnings from continuing operations before interest and income taxes ("adjusted EBIT") represents income before (i) interest expense, (ii) tax expense, (iii) stock-based compensation expense, (iv) intangibles amortization expense, (v) impairment charges, (vi) restructuring charges, (vii) production transfer costs (one-time and duplicate costs incurred to migrate manufacturing to new or existing facilities), and (viii) other charges which management considers to be outside our core operating results. The GAAP measure most directly comparable to adjusted EBIT is earnings from continuing operations. The Company believes that its presentation of non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that the Company uses internally for purposes of assessing its core operating performance.

	Six Months Ended		Years Ended December 31,
(in millions)	June 30, 2020	December 31, 2020	2020	2019

(Loss) earnings from continuing operations	$(32.3)	$35.2	$2.9	$49.7
Interest expense, net	7.8	8.6	16.4	14.5
Provision for income taxes	3.3	5.1	8.4	16.6
(Loss) earnings from continuing operations before interest and income taxes	(21.2)	48.9	27.7	80.8
Stock-based compensation expense	7.6	9.7	17.3	25.2
Intangibles amortization expense	6.5	6.5	13.0	7.0
Impairment charges	—	7.6	7.6	—
Restructuring charges	12.7	(0.4)	12.3	6.0
Production transfer costs (1)	0.1	0.1	0.2	2.3
Other (2)	0.4	0.8	1.2	5.6
Adjusted earnings from continuing operations before interest and income taxes	$6.1	$73.2	$79.3	$126.9

(1) Production transfer costs represent duplicate costs incurred to migrate manufacturing to facilities primarily in Asia.
(2)    In 2020, Other expenses represent the ongoing net lease cost (income) related to facilities not used in operations and expenses related to shareholder activism. In 2019, Other expenses of $4.4 million represent expenses related to shareholder activism and the remaining Other expenses relate to the acquisition of the MEMS Microphone Application-specific integrated circuit Design Business from ams AG by the Audio segment and the acquisition of DITF Interconnect Technology, Inc. by the Precision Devices segment.

A-1

KNOWLES CORPORATION
1151 MAPLEWOOD DR
ITASCA, IL 60143

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 26, 2021 for shares held directly and by 11:59 P.M. ET on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 26, 2021 for shares held directly and by 11:59 P.M. ET on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34673-P48062

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWLES CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of directors

Nominees	**For**	**Against**	**Abstain**
1a. Keith Barnes	☐	☐	☐
1b. Hermann Eul	☐	☐	☐
1c. Didier Hirsch	☐	☐	☐
1d. Ronald Jankov	☐	☐	☐
1e. Ye Jane Li	☐	☐	☐
1f. Donald Macleod	☐	☐	☐
1g. Jeffrey Niew	☐	☐	☐
1h. Cheryl Shavers	☐	☐	☐
1i. Michael Wishart	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐
3. Non-binding, advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: The Proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D34674-P48062

KNOWLES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
ON APRIL 27, 2021 at 9:00 AM CENTRAL TIME
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jeffrey S. Niew, John S. Anderson and Robert J. Perna and each of them, as proxies, each with full power of substitution and revocation and authorize(s) each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of KNOWLES CORPORATION, that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Knowles Corporation to be held at 9:00 a.m. Central Time on April 27, 2021, via live webcast only at www.virtualshareholdermeeting.com/KN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the nine director nominees listed on the reverse side, and FOR proposals 2 and 3. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the reverse side)